Exhibit 99.1

Item 6. Selected Financial Data

The following tables set forth summary financial and operating information for the Company from January 1, 2007 through December 31, 2011.

	Years Ended December 31,
	2011	2010 (1)	2009(1)	2008	2007
	($ in thousands, except per share amounts)
OPERATING DATA:
REVENUES
Rental and other property	$465,713	$405,728	$401,550	$397,673	$364,216
Management and other fees	6,780	4,551	4,325	5,166	5,090
	472,493	410,279	405,875	402,839	369,306
EXPENSES
Property operating expenses	159,234	143,164	137,457	130,328	119,400
Depreciation	151,428	128,221	116,540	108,221	95,148
General and administrative	20,694	23,255	24,966	27,684	26,673
Cost of management and other fees	4,610	2,707	3,096	-	-
Impairment and other charges	-	2,302	13,084	650	800
	335,966	299,649	295,143	266,883	242,021
Earnings from operations	136,527	110,630	110,732	135,956	127,285

Interest expense before amortization expense	(91,694)	(82,756)	(81,196)	(78,203)	(79,053)
Amortization expense	(11,474)	(4,828)	(4,820)	(6,860)	(6,843)
Interest and other income	17,139	27,841	13,040	11,337	10,310
Equity (loss) income from co-investments	(467)	(1,715)	670	7,820	3,120
Gain (loss) on early retirement of debt	(1,163)	(10)	4,750	3,997	-
Gain on the sales of real estate	-	-	103	4,578	-
Income before discontinued operations	48,868	49,162	43,279	78,625	54,819
Income from discontinued operations	8,648	1,620	10,460	5,770	148,242
Net income	57,516	50,782	53,739	84,395	203,061

Net income attributable to noncontrolling interest	(10,446)	(14,848)	(16,631)	(22,255)	(90,961)
Net income attributable to controlling interest	47,070	35,934	37,108	62,140	112,100
Dividends to preferred stockholders	(4,753)	(2,170)	(4,860)	(9,241)	(9,174)
Excess (deficit) of the carrying amount of preferred stock redeemed over the cash paid to redeem preferred stock	(1,949)	-	49,952	-	-
Net income available to common stockholders	$40,368	$33,764	$82,200	$52,899	$102,926
Per share data:
Basic:
Income before discontinued operations available to common stockholders	$0.99	$1.09	$2.66	$1.88	$1.07
Net income available to common stockholders	$1.24	$1.14	$3.01	$2.10	$4.19
Weighted average common stock outstanding	32,542	29,667	27,270	25,205	24,548
Diluted:
Income before discontinued operations available to common stockholders	$0.99	$1.09	$2.56	$1.87	$1.04
Net income available to common stockholders	$1.24	$1.14	$2.91	$2.09	$4.10
Weighted average common stock outstanding	32,629	29,734	29,747	25,347	25,101
Cash dividend per common share	$4.16	$4.13	$4.12	$4.08	$3.72

	As of December 31,
	2011	2010	2009	2008	2007
	($ in thousands)
BALANCE SHEET DATA:
Investment in rental properties (before accumulated depreciation)	$4,313,064	$3,964,561	$3,412,930	$3,279,788	$3,117,759
Net investment in rental properties	3,393,038	3,189,008	2,663,466	2,639,762	2,575,772
Real estate under development	44,280	217,531	274,965	272,273	233,445
Total assets	4,036,964	3,732,887	3,254,637	3,164,823	2,980,323
Total secured indebtedness	1,745,858	2,082,745	1,832,549	1,588,931	1,362,873
Total unsecured indebtedness	615,000	176,000	14,893	165,457	282,486
Cumulative convertible preferred stock	4,349	4,349	4,349	145,912	145,912
Cumulative redeemable preferred stock	73,750	25,000	25,000	25,000	25,000
Stockholders' equity	1,437,527	1,149,946	1,053,096	852,227	803,417

	As of and for the years ended December 31,
	2011	2010	2009	2008	2007
OTHER DATA:
Net income	$57,516	$50,782	$53,739	$84,395	$203,061
Interest expense before amortization expense	91,694	82,756	81,196	78,203	79,053
Amortization expense	11,474	4,828	4,820	6,860	6,843
Tax expense (benefit)	(1,682)	-	-	-	396
Depreciation(2)	152,543	129,712	118,522	113,294	102,250
EBITDA(3)	$311,545	$268,078	$258,277	$282,752	$391,603

(1)
The above financial reporting and operating information from January 1, 2009 to December 31, 2010 reflect the reclassification of costs of management and other fees from general and administrative expenses in order to conform to current year presentation.  Results of operations for 2008 and 2007 have not been reclassified.  Because 2008 and 2007 have not been reclassified, the results for these periods may not be comparable to the results for the later periods set forth above.

(2)	Includes amounts classified within discontinued operations.

(3)
EBITDA is an operating measure and is defined as net income before interest expense, income taxes, depreciation and amortization.  EBITDA, as defined by the Company, is not a recognized measurement under U.S. generally accepted accounting principles, or GAAP.  This measurement should not be considered in isolation or as a substitute for net income, cash flows from operating activities and other income or cash flow statement data prepared in accordance with GAAP, or as a measure of profitability or liquidity.  The Company’s definition may not be comparable to that of other companies.

Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations

The following discussion and analysis should be read in conjunction with the accompanying consolidated financial statements and notes thereto.  These consolidated financial statements include all adjustments which are, in the opinion of management, necessary to reflect a fair statement of the results and all such adjustments are of a normal recurring nature.

OVERVIEW

The Company is a self-administered and self-managed REIT that acquires, develops, redevelops and manages apartment communities in selected residential areas located primarily in the West Coast of the United States.  The Company owns all of its interests in its real estate investments, directly or indirectly, through the Operating Partnership.  The Company is the sole general partner of the Operating Partnership and, as of December 31, 2011, had an approximately 93.8% general partner interest in the Operating Partnership.

The Company’s investment strategy has two components: constant monitoring of existing markets, and evaluation of new markets to identify areas with the characteristics that underlie rental growth.  The Company’s strong financial condition supports its investment strategy by enhancing its ability to quickly shift acquisition, development, and disposition activities to markets that will optimize the performance of the portfolio.

As of December 31, 2011, the Company had ownership interests in 159 communities, comprising 32,753 apartment units, and the apartment communities are located in the following major West Coast regions:

Southern California (Los Angeles, Orange, Riverside, Santa Barbara, San Diego, and Ventura counties)
Northern California (the San Francisco Bay Area)
Seattle Metro (Seattle metropolitan area)

As of December 31, 2011, the Company also had ownership interests in five commercial buildings (with approximately 315,900 square feet).

As of December 31, 2011, the Company’s development pipeline was comprised of five unconsolidated joint venture projects under development, one unconsolidated joint venture predevelopment project and three consolidated land parcels held for future development or sale aggregating 2,014 units, with total incurred costs of $227.1 million, and estimated remaining project costs of approximately $282.6 million for total estimated project costs of $422.6 million.  By region, the Company's operating results for 2010 and 2011 and projections for 2012 new housing supply, job growth, and rental income as follows:

Southern California Region:  As of December 31, 2011, this region represented 48% of the Company’s consolidated apartment units.  During the year ended December 31, 2011, revenues for “2011/2010 Same-Properties” (as defined below), or “Same-Property revenues,” increased 2.7% in 2011 as compared to 2010.  In 2012, the Company expects new residential supply (excluding Santa Barbara and Riverside counties) of 5,400 multifamily and 5,100 single family homes, which represents a total new supply of 0.2% and 0.1% of existing stock, respectively.  The Company assumes an increase of 78,800 jobs or 1.2%, and an increase in rental income of 3.0% to 5.0% in 2012.

Northern California Region:  As of December 31, 2011, this region represented 30% of the Company’s consolidated apartment units.  Same-Property revenues increased 5.7% in 2011 as compared to 2010.  In 2012, the Company expects new residential supply of 3,000 multifamily and 2,200 single family homes, which represents a total new supply of 0.3% and 0.2%, respectively, of existing stock.  The Company assumes an increase of 48,000 jobs or 1.7%, and an increase in rental income of 7.0% to 9.0% in 2012.

Seattle Metro Region: As of December 31, 2011, this region represented 22% of the Company’s consolidated apartment units.  Same-Property revenues increased 4.6% in 2011 as compared to 2010.  In 2012, the Company expects new residential supply of 1,800 multifamily and 3,400 single family homes, which represents a total new supply of 0.5% of existing stock.  The Company assumes an increase of 25,000 jobs or 1.8%, and an increase in rental income of 7.0% to 9.0% in 2012.

The Company expects 2012 same-property revenues to increase between 5% and 7% compared to 2011 results, as renewal leases and new leases are signed at higher rents than 2011 during 2012.  The Company expects same-property financial occupancy to be consistent with 2011 at 96.4%, thus 2012 revenues will increase 5% to 7% due to a similar increase in scheduled rent.  Same-property operating expenses are expected to increase from 1.1% in 2011, to a range of 2% and 3% in 2012.  Finally, same-property net operating income (“NOI”) which is defined as same-property revenues less same-property operating expenses is expected to increase from 5.5% for 2011 to a range of 7% to 9% in 2012.

The Company’s consolidated communities are as follows:

	As of December 31, 2011		As of December 31, 2010
	Apartment Units	%	Apartment Units	%
Southern California	13,205	48%	13,076	49%
Northern California	8,106	30%	7,696	29%
Seattle Metro	6,108	22%	5,980	22%
Total	27,419	100%	26,752	100%

Co-investments including Fund II and Wesco I communities, Essex Skyline at MacArthur Place, and preferred equity co-investment communities are not included in the table presented above for both years.

RESULTS OF OPERATIONS

Comparison of Year Ended December 31, 2011 to the Year Ended December 31, 2010

The Company’s average financial occupancies for the Company’s stabilized apartment communities or “2011/2010 Same-Properties” (stabilized properties consolidated by the Company for the years ended December 31, 2011 and 2010) decreased 50 basis points to 96.4% in 2011 from 96.9% in 2010.  Financial occupancy is defined as the percentage resulting from dividing actual rental revenue by total possible rental revenue.  Actual rental revenue represents contractual rental revenue pursuant to leases without considering delinquency and concessions.  Total possible rental revenue represents the value of all apartment units, with occupied units valued at contractual rental rates pursuant to leases and vacant units valued at estimated market rents.  We believe that financial occupancy is a meaningful measure of occupancy because it considers the value of each vacant unit at its estimated market rate.

Market rates are determined using a variety of factors such as effective rental rates at the property based on recently signed leases and asking rates for comparable properties in the market.  The recently signed effective rates at the property are used as the starting point in the determination of the market rates of vacant units.  The Company then increases or decreases these rates based on the supply and demand in the apartment community’s market.  The Company will check the reasonableness of these rents based on its position within the market and compare the rents against the asking rents by comparable properties in the market.  Financial occupancy may not completely reflect short-term trends in physical occupancy and financial occupancy rates as disclosed by other REITs may not be comparable to the Company’s calculation of financial occupancy.

The Company does not take into account delinquency and concessions to calculate actual rent for occupied units and market rents for vacant units.  The calculation of financial occupancy compares contractual rates for occupied units to estimated market rents for unoccupied units, thus the calculation compares the gross value of all apartment units excluding delinquency and concessions. For apartment communities that are development properties in lease-up without stabilized occupancy figures, the Company believes the physical occupancy rate is the appropriate performance metric.  While an apartment community is in the lease-up phase, the Company’s primary motivation is to stabilize the property which may entail the use of rent concessions and other incentives, and thus financial occupancy which is based on contractual revenue is not considered the best metric to quantify occupancy.

The regional breakdown of the Company’s 2011/2010 Same-Property portfolio for financial occupancy for the years ended December 31, 2011 and 2010 is as follows:

	Years ended
	December 31,
	2011	2010
Southern California	96.3%	96.8%
Northern California	96.6%	97.2%
Seattle Metro	96.4%	96.9%

The following table provides a breakdown of revenue amounts, including the revenues attributable to 2011/2010 Same-Properties.

		Years Ended
	Number of	December 31,		Dollar	Percentage
	Properties	2011	2010	Change	Change
Property Revenues ($ in thousands)
2011/2010 Same-Properties:
Southern California	58	$204,748	$199,348	$5,400	2.7%
Northern California	28	123,451	116,796	6,655	5.7
Seattle Metro	23	61,827	59,101	2,726	4.6
Total 2011/2010 Same-Property revenues	109	390,026	375,245	14,781	3.9
2011/2010 Non-Same Property Revenues (1)		75,687	30,483	45,204	148.3
Total property revenues		$465,713	$405,728	$59,985	14.8%

(1)	Includes twelve communities acquired after January 1, 2010, two redevelopment communities, eight development communities, and three commercial buildings.

2011/2010 Same-Property Revenues increased by $14.8 million or 3.9% to $390.0 million for 2011 compared to $375.2 million in 2010.  The increase was primarily attributable to an increase in scheduled rents of $15.1 million as reflected in an increase of 4.1% in average rental rates from $1,318 per unit for 2010 to $1,372 per unit for 2011.  Scheduled rents increased in all regions by 2.7%, 6.2%, and 4.8% in Southern California, Northern California, and Seattle Metro, respectively.  Other income and free rent also increased by $0.6 million and $1.6 million, respectively in 2011.  Bad debt expense decreased slightly by $0.2 million and rent concessions were comparable between years.  Occupancy decreased 50 basis points in 2011 to 96.4% compared to 96.9% in 2010 which resulted in a decrease in revenue of $2.5 million due to the Company’s focus on increasing renewal and new lease rents at the communities compared to 2010 and 2009 when high occupancy was the primary objective due to market conditions.

2011/2010 Non-Same Property Revenues revenue increased $45.2 million in 2011 compared to 2010, due to the acquisition of twelve operating properties since January 1, 2010.  Three communities were acquired in 2011 comprised of Delano, The Bernard, and 1000 Kiely and nine communities were acquired in 2010 comprised of Santee Court, Courtyard off Main, Corbella at Juanita Bay, Anavia, 416 on Broadway, 101 San Fernando, The Commons, Bella Villagio, and Elevation.  The increase in non-same property revenue is also attributable to eight development communities (Via, Santee Village, Bellerive, Muse, Allegro, Axis 2300, Fourth & U and Joule) and the acquisition of the Santa Clara retail center.

Management and other fees from affiliates increased $2.2 million or 49.0% to $6.8 million in 2011 compared to $4.6 million in 2010.  The increase is primarily due to the asset and property management fees earned from Wesco I and II co-investments formed during 2011, and development fees earned from the joint ventures formed in 2011 to develop Epic, West Dublin, Fountain at La Brea, Santa Monica at La Brea, and Queen Anne development projects.

Property operating expenses, excluding real estate taxes increased $11.5 million or 11.0% for 2011 compared to 2010, primarily due to the acquisition of twelve communities and one retail center, and the lease-up of eight development properties.  2011/2010 Same-Property operating expenses excluding real estate taxes increased by $2.1 million or 2.2% for 2011 compared to 2010, due primarily to an increase of $1.1 million in repairs and maintenance expenses including a $0.5 million increase in turnover costs.

Real estate taxes increased $4.6 million or 11.7% for 2011 compared to 2010, due primarily to the acquisition of twelve communities and one retail center and expensing property taxes instead of capitalizing the cost for communities that were previously under development.  Same-Property real estate taxes decreased by $0.7 million or 1.9% for 2011 compared to the 2010 due to a reduction in assessed property valuations for select communities located in California and a decrease in assessed valuations for select properties in the Seattle Metro.

Depreciation expense increased by $23.2 million or 18.1% for 2011 compared to 2010, due to the acquisition of twelve communities, the completion of eight development communities, and the capitalization of approximately $95.3 million in additions to rental properties for 2011, including $45.1 million spent on redevelopment,  $16.4 million spent on improvements to recent acquisitions, $7.6 million on revenue generating capital, and the capitalization of approximately $52.7 million in additions to rental properties for 2010, including the capitalization of approximately $16.3 million spent on redevelopment and revenue generating capital and $6.4 million on acquisition capital.

General and administrative expense decreased $2.6 million or 11.0% for 2011 compared to 2010 primarily due to $1.6 million in non-recurring compensation costs related to the CEO’s retirement in 2010 and certain staff in 2011 reallocated to manage newly formed co-investments including Wesco I and II.

Cost of management and other fees increased $1.9 million compared to 2010 primarily due to an increase in administrative costs due to hiring of additional staff to assist with the management of the Company’s co-investments including Wesco I and II and the development joint ventures formed in 2011.

Impairment and other charges of $2.3 million in 2010 relates to an expense recorded by the Company due to the hedge ineffectiveness of certain forward-starting swaps that were settled in 2010.

Interest expense before amortization increased $8.9 million or 10.8% in 2011, primarily due to the increase in average outstanding debt, and a decrease in capitalized interest of $1.2 million compared to 2010.

Amortization expense increased by $6.6 million in 2011 compared to 2010 due primarily to the settlement of forward starting swaps in the third and fourth quarters of 2010 that were applied to new 10-year secured mortgage loans, and as a result, the settlement amounts are being amortized over the ten years.

Interest and other income decreased by $10.7 million for 2011 primarily due to a decrease of $7.5 million in gains from the sales of marketable securities.  The Company sold marketable securities for a gain of $5.0 million during 2011 compared to $12.5 million in gains generated from the sale of marketable securities for 2010.  Additionally, interest on notes receivables decreased by $3.4 million in 2011 compared to 2010.  This primarily relates to the settlement of the Santee Court note in 2010 upon the Company’s acquisition of the Santee Court property and a full year of interest in 2011 on a note purchased at a discount during the fourth quarter of 2010.  Finally, interest and dividends on marketable securities decreased by $1.6 million in 2011 compared to 2010 due to lower average investment balances, and this decrease was offset by a $1.6 million increase in other income resulting from an income tax benefit from a taxable REIT subsidiary that met the “more likely than not” threshold in the fourth quarter of 2011.  This tax benefit relates to the write-off of an investment in a joint venture development project recognized during 2009.

Equity (loss) income in co-investments was a loss of $0.5 million in 2011 compared to a loss of $1.7 million in 2010 due primarily to the gain on the sale of a co-investment of $0.9 million and an increase in income of $3.3 million related to the Company’s preferred equity investments made in 2010 and 2011, partially offset by an increase in losses attributable to Wesco I and Essex Skyline at MacArthur Place.  Essex Skyline at MacArthur Place achieved stabilization in second quarter of 2011.

Gain (loss) on early retirement of debt was a loss of $1.2 million for 2011 due to the write-off of deferred financing costs related to the termination of the Company’s $250 million secured line of credit with Freddie Mac and mortgages paid-off before maturity in 2011.

Income from discontinued operations for 2011 was $8.6 million and includes a gain of $5.2 million on the sale of Woodlawn Colonial and a gain of $3.2 million on the sale of Clarendon along with the operating results for these properties and internal disposition costs.  For 2011 and 2010 discontinued operations consisted of the operating results of the two properties sold in 2011 and the operating results of Tierra del Sol/Norte and Alpine Country which were sold in 2012.

Excess of the carrying amount of preferred stock redeemed over the cash paid to redeem preferred stock for 2011 was $1.9 million due to the redemption of all of the Series B preferred units, which resulted in excess of cash paid of $1.0 million over the carrying value of Series B preferred units and the redemption of Series F preferred stock which resulted in excess of cash paid of $0.9 million over the carrying value of Series F preferred stock due to deferred offering costs and original issuance discounts.

Comparison of Year Ended December 31, 2010 to the Year Ended December 31, 2009

The Company’s average financial occupancies for the Company’s stabilized apartment communities for “2010/2009 Same-Properties” (stabilized properties consolidated by the Company for the years ended December 31, 2010 and 2009) remained consistent at 97.0% for 2010 and 2009.

The regional breakdown of the Company’s stabilized 2010/2009 Same-Property portfolio for financial occupancy for the years ended December 31, 2010 and 2009 is as follows:

	Years ended
	December 31,
	2010	2009
Southern California	96.8%	96.6%
Northern California	97.3%	97.7%
Seattle Metro	96.9%	97.1%

The following table provides a breakdown of revenue amounts, including the revenues attributable to 2010/2009 Same-Properties.

		Years Ended
	Number of	December 31,		Dollar	Percentage
	Properties	2010	2009	Change	Change
Property Revenues ($ in thousands)
2010/2009 Same-Properties:
Southern California	56	$192,196	$196,191	$(3,995)	(2.0	) %
Northern California	28	114,346	118,776	(4,430)	(3.7)
Seattle Metro	23	59,101	63,575	(4,474)	(7.0)
Total 2010/2009 Same-Property revenues	107	365,643	378,542	(12,899)	(3.4)
2010/2009 Non-Same Property Revenues (1)		40,085	23,008	17,077	74.2
Total property revenues		$405,728	$401,550	$4,178	1.0%

1)	Includes ten communities acquired after January 1, 2009, two redevelopment communities, six development communities, and two commercial buildings.

2010/2009 Same-Property Revenues decreased by $12.9 million or 3.4% to $365.6 million for 2010 compared to $378.5 million in 2009.  The decrease was primarily attributable to a decrease in 2010/2009 Same-Property community’s scheduled rents of $15.2 million as reflected in a decrease of 4.0% in 2010/2009 Same-Property communities average rental rates from $1,361 per unit for 2009 to $1,306 per unit for 2010.  Scheduled rents decreased in all regions and specifically by 3.1%, 3.9%, and 7.6% in Southern California, Northern California, and Seattle Metro, respectively.  The Company had experienced a decrease in scheduled rents due to the slowdown in the economy coupled with job losses during 2009 and absorption of new housing supply.  During 2009 and 2010, the Company experienced a decrease in gross revenue in comparison to the prior year in the Company’s markets from the reduction in rents from leases entered into during those periods, but starting in the third quarter of 2010 the Company has experienced sequential revenue growth and an increase in scheduled rents.  Offsetting the decrease in schedule rents, was a decrease in bad debt expense and rent concessions of $1.7 million, utility billings income increased $0.8 million, and other income decreased $0.4 million between years due primarily to a decrease in revenue from the fees charged for early termination of leases in 2009.

2010/2009 Non-Same Property Revenues increased by $17.1 million or 74.2% to $40.1 million for 2010 from $23.0 million for 2009.  The increase was primarily due to revenue generated from ten operating communities acquired after January 1, 2009 consisting of Regency at Encino, Eagle Rim, 101 San Fernando, The Commons, Bella Villagio, Santee Court, Courtyard off Main, Corbella at Juanita Bay, Anavia, and 416 on Broadway, six development communities consisting of Allegro, Joule, Fourth & U, Axis 2300, The Grand, and Belmont Station, two redevelopment communities, and two commercial buildings.

Management and other fees from affiliates increased $0.2 million to $4.5 million in 2010 compared to $4.3 million in 2009.  The increase is primarily due to the acquisition fee of $0.5 million related to the purchase of Essex Skyline at MacArthur Place in a co-investment and property management fees from this co-investment that were partially offset by a decrease in development fees from Fund II.

Property operating expenses, excluding real estate taxes increased $2.9 million or 2.8% for 2010 compared to 2009, primarily due to the acquisition of ten communities, and the completion of six development properties.  2010/2009 Same-Property operating expenses excluding real estate taxes increased slightly by $0.1 million or 0.8% for 2010 compared to 2009.

Real estate taxes increased $2.8 million or 7.8% for 2010 compared to 2009, due mainly to the acquisition of ten communities which resulted in an increase in property taxes of $1.5 million and the completion of six development communities which resulted in an increase in property taxes of $0.5 million compared to 2009.  For same-property results, real estate taxes are limited to a 2% increase for communities in California, and real estate taxes increased on average by 3.5% in the Seattle Metro area from 2009.  During the fourth quarter of 2010, the Company received notification of temporary reductions in property taxes for the second half of 2010 for certain communities located mainly located in Contra Costa and Ventura counties, which decreased property taxes for those communities by approximately $0.5 million compared to 2009.

Depreciation and amortization expense increased by $11.7 million or 10.0% for 2010 compared to 2009, due to the acquisition of ten new communities, and the completion of six development properties.  Depreciation expense also increased due to the capitalization of approximately $52.7 million in additions to rental properties during 2010 including $16.3 million spent on redevelopment and revenue generating capital expenditures along with a full year of depreciation expense in 2010 versus a partial year of depreciation expense in 2009 for approximately $55.6 million in 2009 improvements capitalized.

General and administrative expense decreased $1.7 million or 6.9% for 2010 compared to 2009, primarily due to $3.8 million in expense of unamortized costs related to the cancellation of the Outperformance Plan in 2009.  During 2010, the company incurred $1.6 million in non-recurring compensation related to the CEO’s retirement, which is included in general and administrative expense.

Cost of management and other fees decreased $0.4 million or 12.6% compared to 2009 primarily due to a decrease in costs related to the completion of three Fund II development communities.

Impairment and other charges for 2010 relates to $2.3 million in expense attributable to hedge ineffectiveness of certain forward-starting swaps that were settled in 2010, and for 2009 the Company incurred $13.1 million in impairment and other charges due to the write-off of development costs totaling $6.7 million related to two land parcels that will no longer be developed by the Company, $0.6 million recorded for additional loan loss reserves related to a note receivable secured by an apartment community in the Portland Metropolitan Area, and $5.8 million due to the write-off of an investment in a joint venture development project.

Interest and other income increased by $14.8 million for 2010 primarily due to gains on sales of marketable securities for $12.5 million compared to $1.0 million in gains on sales of securities in 2009 and an increase in 2010 of $5.3 million for interest income earned on notes receivable primarily related to the Santee Court note receivable in 2010, which was purchased in May 2010 at a discount to the outstanding principal on the note.  Those increases in interest and other income were offset partially by a decrease of $1.1 million in interest earned on marketable securities and cash equivalents compared to 2009 due to lower average investment balances.

Equity (loss) income in co-investments decreased by $2.4 million for 2010 compared to 2009 due primarily to the Company recording its $1.8 million share of loss from operations incurred by Essex Skyline at MacArthur Place which is a development community in lease-up that was acquired in the first quarter of 2010.  The remainder of the difference is attributable to a decrease in earnings for Fund II in 2010 compared to 2009.

Gain(loss) on early retirement of debt was $4.8 million for 2009 due to the repurchase of  the Company’s exchangeable bonds totaling $166.7 million in 2009 at a discount to par value.

Income from discontinued operations for 2010 was $1.6 million which related to operations from Woodlawn Colonial and Clarendon office building which were sold in 2011 and Tierra del Sol/Norte and Alpine Country which were sold in 2012. The $10.5 million for 2009 includes the operating results for Woodlawn Colonial and Clarendon office building sold in 2011 and Tierra del Sol/Norte and Alpine Country which were sold in 2012, a gain of $2.9 million on the sale of Maple Leaf, a gain of $2.5 million on the sale of Spring Lake, a gain of $1.6 million on the sale of Carlton Heights Villa, a gain of $0.9 million on the sale of Grand Regency, and a gain of $0.8 million on the sale of Mountain View.

Excess of the carrying amount of preferred stock redeemed over the cash paid to redeem preferred stock for 2010 was $0 since there were no such redemptions in 2010.  The $50.0 million for 2009 related to the repurchase of $145.0 million of the Company's Series G Cumulative Convertible Preferred Stock at a discount to carrying value.

Liquidity and Capital Resources

As of December 31, 2011, Standard and Poor's (“S&P”) and Fitch Ratings ("Fitch") credit agencies rated Essex Property Trust, Inc. and Essex Portfolio, L.P. BBB/Stable.  Also in February 2012, Moody’s Investors Service initiated coverage of the Company and assigned a Baa2 issuer rating to Essex Portfolio, L.P., and the rating outlook is stable.

At December 31, 2011, the Company had $12.9 million of unrestricted cash and cash equivalents and $74.3 million in marketable securities, of which $27.5 million were held available for sale.  The Company believes that cash flows generated by its operations, existing cash, cash equivalents, and marketable securities balances, availability under existing lines of credit, access to capital markets and the ability to generate cash from the disposition of real estate are sufficient to meet all of the Company’s reasonably anticipated cash needs during 2012.  The timing, source and amounts of cash flows provided by financing activities and used in investing activities are sensitive to changes in interest rates and other fluctuations in the capital markets environment, which can affect the Company’s plans for acquisitions, dispositions, development and redevelopment activities.

The Company has two lines of credit aggregating $440.0 million as of December 31, 2011.  The Company had a $425.0 million unsecured line of credit with an accordion option to $500.0 million.  As of December 31, 2011 there was a $150.0 million balance on this unsecured line.  The underlying interest rate on the $425.0 million line is based on a tiered rate structure tied to Fitch and S&P ratings on the credit facility and the rate was LIBOR plus 1.25% as of December 31, 2011.  This facility matures in December 2014 with two one-year extensions, exercisable by the Company.  During the first quarter of 2011, the Company entered into a new working capital unsecured line of credit agreement for $15.0 million.  As of December 31, 2011 there was no balance outstanding on this unsecured line.  The underlying interest rate on the $15.0 million line is based on a tiered rate structure tied to Fitch and S&P ratings on the credit facility of LIBOR plus 1.25%.  This facility matures in January 2012 with one one-year extension, exercisable by the Company.  During January 2012, the Company renegotiated the terms of the line of credit increasing the borrowing limit to $25.0 million and extended the term of the loan to January 2014, with a one year extension option.

The Company also had a $250.0 million credit facility from Freddie Mac, which was secured by eleven apartment communities.  The Company elected to terminate the line of credit in the fourth quarter of 2011 and accordingly wrote off the related deferred finance charges totaling $0.6 million for year ended December 31, 2011.

The line of credit and unsecured debt agreements contain debt covenants related to limitations on indebtedness and liabilities, maintenance of minimum levels of consolidated earnings before depreciation, interest and amortization.  The Company was in compliance with the debt covenants as of December 31, 2011.

During 2011, the Company issued $265.0 million of unsecured bonds through private placement offerings, $150.0 million at 4.4% with a maturity date of March 2016, $40.0 million at 4.5% with a maturity date of September 2017, and $75.0 million at 4.92% with a maturity date of December 2019.  The proceeds from the bond offerings were used primarily to repay outstanding mortgages, redeem the Series F Preferred Stock, and pay down the Company’s line of credit.  During the fourth quarter of 2011, the Company closed a 5-year, $200 million unsecured term loan.  The term loan has a variable interest rate of LIBOR plus 1.425%.  In conjunction with this transaction the Company has entered into interest rate swap contracts for a term of five years with a total notional amount of $150.0 million.  The interest rate swaps effectively convert the borrowing rate on $150 million of the $200 million variable rate unsecured term to a fixed rate of 2.66%.

In January 2011, additional banks entered into equity distribution agreements with the Company including Barclays Capital Inc., BMO Capital Markets Corp., Liquidnet, Inc., and Mitsubishi UFJ Securities (USA), Inc.  Pursuant to its equity distribution program the Company issued 2,459,947 shares of common stock for $323.9 million, net of fees and commissions, during the year ended December 31, 2011.  Under this program, the Company may from time to time sell shares of common stock into the existing trading market at current market prices, and the Company anticipates using the net proceeds to pay down debt, acquire apartment communities and fund the development pipeline.  As of December 31, 2011 the Company may sell an additional 566,353 shares under the current equity distribution program.

During March 2010, the Company filed a new shelf registration statement with the SEC, allowing the Company to sell an undetermined number or amount of certain equity and debt securities as defined in the prospectus.

In the second quarter of 2011, the Company issued 2,950,000 shares of 7.125% Series H Cumulative Redeemable Preferred Stock (“Series H”) at a price of $25.00 per share for net proceeds of $71.2 million, net of costs and original issuance discounts.  The Series H has no maturity date and generally may not be called by the Company before April 13, 2016.  Net proceeds from the Series H offering were used to redeem all of the 7.875% Series B Cumulative Redeemable Preferred Units of Essex Portfolio, L.P. (“Series B”) with a liquidation value of $80.0 million.  The Company also redeemed its 7.8125% Series F Preferred Stock (“Series F”) at liquidation value for $25.0 million.

As of December 31, 2011, the Company’s mortgage notes payable totaled $1.7 billion which consisted of $1.5 billion in fixed rate debt with interest rates varying from 4.9% to 7.4% and maturity dates ranging from 2012 to 2021 and $243.6 million of variable rate debt with a weighted average interest rate of 1.7% ($202.7 million of the variable debt is tax-exempt variable rate demand notes).  The tax-exempt variable rate demand notes have maturity dates ranging from 2025 to 2039, and $187.8 million are subject to interest rate caps.

The Company pays quarterly dividends from cash available for distribution. Until it is distributed, cash available for distribution is invested by the Company primarily in investment grade securities held available for sale or is used by the Company to reduce balances outstanding under its line of credit.

Derivative Activity

During the fourth quarter of 2011, the Company entered into four interest rate swap contracts with an aggregate notional amount of $150.0 million that effectively fixed the interest rate on $150.0 million of the $200.0 million unsecured term loan at 2.6% through November 2016.  These derivatives qualify for hedge accounting.  As of December 31, 2011 the Company also had twelve interest rate cap contracts totaling a notional amount of $187.8 million that qualify for hedge accounting as they effectively limit the Company’s exposure to interest rate risk by providing a ceiling on the underlying variable interest rate for $202.7 million of the Company’s tax exempt variable rate debt.  The aggregate carrying value of the interest rate swap contracts was a liability of $1.4 million and the aggregate carrying value of the interest rate cap contracts was an asset of $0.2 million.

During the first quarter of 2011, the Company settled its remaining $20.0 million forward starting swap contract for $2.3 million which was applied to the $32.0 million mortgage obtained in February 2011, increasing the effective borrowing rate from 5.4% to 6.2%.

During 2010, the Company settled $355 million in forward-starting swap contracts for $81.3 million which was applied to 10-year mortgage loans obtained in 2010.  The settlement of the forward-starting swaps increased the average effective interest rate on these mortgage loans from 4.5% to 6.8%.   During 2010, the Company incurred $2.3 million in expense related to the ineffectiveness of certain of the settled forward-starting swap hedges, which is included in impairment and other charges in the accompanying consolidated statement of operations for the year ended December 31, 2010.  No hedge ineffectiveness on cash flow hedges was incurred during the years ended December 31, 2011 and 2009.

During July 2010, the Company entered into a swap transaction (the “Swap”) with respect to $38.0 million of tax-exempt bonds for the 101 San Fernando apartment community (the “Bonds”) with Citibank, N.A. (“Citibank”).  This swap is not designated as a hedge; accordingly the change in fair value of the swap is recorded as a gain or loss in the Company’s consolidated statement of operations.  Under the terms of the Swap, the Company pays a variable amount equal to the SIFMA Index plus a fixed spread on a notional amount that starts at $35.2 million and over the three-year term of the swap increases ratably to $38.0 million.  In return, Citibank pays an amount equal to the coupon on the Bonds multiplied by the outstanding par value of the bonds, $38.0 million.  The Swap has a termination date of July 12, 2013 and may be terminated by the Company at anytime commencing in July 2011 and by Citibank if certain events occur.  Upon termination of the swap, whether early or on the stated termination date, a payment based on the change in value of the Bonds will occur.  Should the Bonds decline in value from the $35.2 million value of the Bonds at the inception of the swap, the Company will be obligated to make a payment equal to 100% of the price depreciation.  Should the Bonds increase in value, Citibank will be obligated to make a payment equal to approximately 85% of the price appreciation. As of December 31, 2011, the fair value of the swap was a liability of $1.8 million.

Issuance of Common Stock

Pursuant to its equity distribution program with Cantor Fitzgerald & Co., KeyBanc Capital Markets Inc., Barclays Capital Inc., BMO Capital Markets Corp., Liquidnet, Inc., and Mitsubishi UFJ Securities (USA), Inc., in 2011, the Company issued 2.5 million shares of common stock for $323.9 million, net of fees and commissions, and in 2010, the Company issued 2.4 million shares of common stock for $251.5 million, net of fees and commissions.  Under this program, the Company may from time to time sell shares of common stock into the existing trading market at current market prices, and the Company anticipates using the net proceeds to pay down debt and fund the development pipeline.

Capital Expenditures

Non-revenue generating capital expenditures are improvements and upgrades that extend the useful life of the property.  For the year ended December 31, 2011, non-revenue generating capital expenditures totaled approximately $963 per unit. The Company expects to incur approximately $1,100 per unit in non-revenue generating capital expenditures for the year ending December 31, 2012.  These expenditures do not include the improvements required in connection with the origination of mortgage loans, expenditures for deferred maintenance on acquisition properties, and expenditures for property renovations and improvements which are expected to generate additional revenue.  The Company expects that cash from operations and/or its lines of credit will fund such expenditures.  However, there can be no assurance that the actual expenditures incurred during 2012 and/or the funding thereof will not be significantly different than the Company’s current expectations.

Development and Predevelopment Pipeline

The Company defines development activities as new communities that are in various stages of active development, or the community is in lease-up and phases of the project are not completed.  As of December 31, 2011, the Company had five unconsolidated joint venture active development projects comprised of 1,235 units with an estimated cost of $422.6 million, of which $282.6 million remains to be expended.  See discussion in the section, “Development and redevelopment activities may delayed, not completed, and/or not achieve expected results” in Item 1A, Risk Factors, of this Form 10-K.

The Company defines the predevelopment pipeline as proposed communities in negotiation or in the entitlement process with a high likelihood of becoming entitled development projects.  As of December 31, 2011, the Company had one unconsolidated joint venture development project aggregating 481 units that was classified as a predevelopment project.  The estimated total cost of the predevelopment pipeline at December 31, 2011 was $42.8 million.   The Company may also acquire land for future development purposes or sale.   The Company has incurred $44.3 million in costs related to land held for future development or sale aggregating 298 units as of December 31, 2011.

The Company expects to fund the development and predevelopment pipeline by using a combination of some or all of the following sources: its working capital, amounts available on its lines of credit, construction loans, net proceeds from public and private equity and debt issuances, and proceeds from the disposition of properties, if any.

Redevelopment Pipeline

The Company defines redevelopment communities as existing properties owned or recently acquired, which have been targeted for additional investment by the Company with the expectation of increased financial returns through property improvement.  During redevelopment, apartment units may not be available for rent and, as a result, may have less than stabilized operations.  As of December 31, 2011, the Company had ownership interests in six major redevelopment communities aggregating 1,444 apartment units with estimated redevelopment costs of $96.4 million, of which approximately $43.1 million remains to be expended.

Alternative Capital Sources

Fund II has eight institutional investors, and the Company, with combined partner equity contributions of $265.9 million.  The Company contributed $75.0 million to Fund II, which represents a 28.2% interest as general partner and limited partner, and the Company uses the equity method of accounting for its investment in Fund II.  Fund II utilized leverage equal to approximately 55% upon the initial acquisition of the underlying real estate.  Fund II invested in apartment communities in the Company’s targeted West Coast markets and, as of December 31, 2011, owned fourteen apartment communities.  The Company records revenue for its asset management, property management, development and redevelopment services when earned, and promote income when realized if Fund II exceeds certain financial return benchmarks.

In 2011, the Company entered into a 50/50 programmatic joint venture, Wesco I, with an institutional partner for a total equity commitment of $200 million.  Each partner’s equity commitment is $100 million, and Wesco will utilize leverage equal to approximately 50% to 60%.  The Company has contributed $78.3 million to Wesco I, and as of December 31, 2011, Wesco I owned six apartment communities with 2,013 units with an aggregate purchase price of $429.2 million.  Investments must meet certain criteria to qualify for inclusion in the joint venture and both partners must approve any new acquisitions and material dispositions. The joint venture has an investment period of up to two years.  The Company will receive asset and property management fees, and may earn a promoted interest.  The Company accounts for this joint venture using the equity method.

Contractual Obligations and Commercial Commitments

The following table summarizes the maturation or due dates of the Company’s contractual obligations and other commitments at December 31, 2011, and the effect such obligations could have on the Company’s liquidity and cash flow in future periods ($ in thousands):

		2013 and	2015 and
	2012	2014	2016	Thereafter	Total
Mortgage notes payable	$35,953	$292,762	$83,212	$1,333,931	$1,745,858
Unsecured debt	-	-	350,000	115,000	465,000
Lines of credit	-	150,000	-	-	150,000
Interest on indebtedness (1)	108,129	181,688	141,274	181,488	612,579
Co-investment commitments (including development)	115,100	46,600	8,000	-	169,700
Redevelopment commitments	30,587	12,480	-	-	43,067
	$289,769	$683,530	$582,486	$1,630,419	$3,186,204

(1) Interest on indebtedness for variable debt was calculated using interest rates as of December 31, 2011.

Variable Interest Entities

In accordance accounting standards for consolidation of variable interest entities, the Company consolidates 19 DownREIT limited partnerships (comprising twelve communities).  The Company consolidates these entities because it is deemed the primary beneficiary.  The total assets and liabilities related to these variable interest entities (VIEs), net of intercompany eliminations, were approximately $215.2 million and $173.4 million as of December 31, 2011 and $217.3 million and $168.0 million as of December 31, 2010, respectively.  Interest holders in VIEs consolidated by the Company are allocated net income equal to the cash payments made to those interest holders for services rendered or distributions from cash flow.  The remaining results of operations are generally allocated to the Company.  As of December 31, 2011, the Company did not have any VIE’s of which it was not deemed to be the primary beneficiary.

Critical Accounting Policies and Estimates

The preparation of consolidated financial statements, in accordance with U.S. generally accepted accounting principles requires the Company to make estimates and judgments that affect the reported amounts of assets, liabilities, revenues and expenses and related disclosures of contingent assets and liabilities.  The Company defines critical accounting policies as those accounting policies that require the Company's management to exercise their most difficult, subjective and complex judgments.  The Company’s critical accounting policies relate principally to the following key areas: (i) consolidation under applicable accounting standards of various entities; (ii) assessing the carrying values of the Company's real estate and investments in and advances to joint ventures and affiliates; and (iii) internal cost capitalization.  The Company bases its estimates on historical experience, current market conditions, and on various other assumptions that are believed to be reasonable under the circumstances. Actual results may differ from those estimates made by management.

The Company assesses each entity in which it has an investment or contractual relationship to determine if it may be deemed to be a VIE.  If such an entity is a VIE, then the Company performs an analysis to determine who is the primary beneficiary.  If the Company is the primary beneficiary, then the entity is consolidated.  The analysis required to identify VIEs and primary beneficiaries is complex and judgmental, and the analysis must be applied to various types of entities and legal structures.

The Company assesses the carrying value of its real estate investments by monitoring investment market conditions and performance compared to budget for operating properties and joint ventures, and by monitoring estimated costs for properties under development.  Local market knowledge and data is used to assess carrying values of properties and the market value of acquisition opportunities.  Whenever events or changes in circumstances indicate that the carrying amount of a property held for investment may not be fully recoverable, the carrying amount is evaluated.  If the sum of the property’s expected future cash flows (undiscounted and without interest charges) is less than the carrying amount of the property, then the Company will recognize an impairment loss equal to the excess of the carrying amount over the fair value of the property.  Adverse changes in market conditions or poor operating results of real estate investments could result in impairment charges.  When the Company determines that a property is held for sale, it discontinues the periodic depreciation of that property.  The criteria for determining when a property is held for sale requires judgment and has potential financial statement impact as depreciation would cease and an impairment loss could occur upon determination of held for sale status.  Assets held for sale are reported at the lower of the carrying amount or estimated fair value less costs to sell.  With respect to investments in and advances to joint ventures and affiliates, the Company looks to the underlying properties to assess performance and the recoverability of carrying amounts for those investments in a manner similar to direct investments in real estate properties.  Further, the Company evaluates whether its co-investments have other than temporary impairment and, if so, records a write down.

The Company capitalizes all direct and certain indirect costs, including interest and real estate taxes, incurred during development and redevelopment activities. Interest is capitalized on real estate assets that require a period of time to get them ready for their intended use.  The amount of interest capitalized is based upon the average amount of accumulated development expenditures during the reporting period.  Included in capitalized costs are management’s accounting estimates of the direct and incremental personnel costs and indirect project costs associated with the Company's development and redevelopment activities.  Indirect project costs consist primarily of personnel costs associated with construction administration and development, including accounting, legal fees, and various office costs that clearly relate to projects under development.

The Company bases its accounting estimates on historical experience and on various other assumptions that are believed to be reasonable under the circumstances.  Actual results may vary from those estimates and those estimates could be different under different assumptions or conditions.

Forward Looking Statements

Certain statements in this "Management's Discussion and Analysis of Financial Condition and Results of Operations," and elsewhere in this Annual Report on Form 10-K which are not historical facts may be considered forward looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities and Exchange Act of 1934, as amended, including statements regarding the Company's expectations, hopes, intentions, beliefs and strategies regarding the future.  Forward looking statements include statements regarding the Company's expectations as to the timing of completion of current development and redevelopment projects and the stabilization dates of such projects, expectation as to the total projected costs of development and redevelopment projects, beliefs as to the adequacy of future cash flows to meet operating requirements  and anticipated cash needs and to provide for dividend payments in accordance with REIT requirements, expectations as to the amount of non-revenue generating capital expenditures, future acquisitions, the Company's and development and redevelopment pipeline, the anticipated performance of existing properties, anticipated property and growth trends in various geographic regions, statements regarding the Company's financing activities, and the use of proceeds from such activities.

Such forward-looking statements involve known and unknown risks, uncertainties and other factors including, but not limited to, that the Company will fail to achieve its business objectives, that the actual completion of development and redevelopment projects will be subject to delays, that the stabilization dates of such projects will be delayed, that the total projected costs of current development and redevelopment projects will exceed expectations, that such development and redevelopment projects will not be completed, that development and redevelopment projects and acquisitions will fail to meet expectations, that estimates of future income from an acquired property may prove to be inaccurate, that future cash flows will be inadequate to meet operating requirements and/or will be insufficient to provide for dividend payments in accordance with REIT requirements, that the actual non-revenue generating capital expenditures will exceed the Company's current expectations, that there may be a downturn in the markets in which the Company's communities are located, that the terms of any refinancing may not be as favorable as the terms of existing indebtedness, as well as those risks, special considerations, and other factors discussed in Item 1A, Risk Factors, of this Form 10-K, and those risk factors and special considerations set forth in the Company’s other filings with the Securities and Exchange Commission (the "SEC") which may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements.  All forward-looking statements are made as of today, and the Company assumes no obligation to update this information.

Funds from Operations ("FFO")

FFO is a financial measure that is commonly used in the REIT industry.  The Company presents funds from operations as a supplemental operating performance measure.  FFO is not used by the Company, nor should it be considered to be, as an alternative to net earnings computed under GAAP as an indicator of the Company’s operating performance or as an alternative to cash from operating activities computed under GAAP as an indicator of the Company's ability to fund its cash needs.

FFO is not meant to represent a comprehensive system of financial reporting and does not present, nor does the Company intend it to present, a complete picture of its financial condition and operating performance. The Company believes that net earnings computed under GAAP remains the primary measure of performance and that FFO is only meaningful when it is used in conjunction with net earnings. Further, the Company believes that its consolidated financial statements, prepared in accordance with GAAP, provide the most meaningful picture of its financial condition and its operating performance.

In calculating FFO, the Company follows the definition for this measure published by the National Association of REITs (“NAREIT”), which is a REIT trade association.  The Company believes that, under the NAREIT FFO definition, the two most significant adjustments made to net income are (i) the exclusion of historical cost depreciation and (ii) the exclusion of gains and losses from the sale of previously depreciated properties.  Essex agrees that these two NAREIT adjustments are useful to investors for the following reasons:

(a)
historical cost accounting for real estate assets in accordance with GAAP assumes, through depreciation charges, that the value of real estate assets diminishes predictably over time. NAREIT stated in its White Paper on Funds from Operations “since real estate asset values have historically risen or fallen with market conditions, many industry investors have considered presentations of operating results for real estate companies that use historical cost accounting to be insufficient by themselves.” Consequently, NAREIT’s definition of FFO reflects the fact that real estate, as an asset class, generally appreciates over time and depreciation charges required by GAAP do not reflect the underlying economic realities.

(b)
REITs were created as a legal form of organization in order to encourage public ownership of real estate as an asset class through investment in firms that were in the business of long-term ownership and management of real estate.  The exclusion, in NAREIT’s definition of FFO, of gains from the sales of previously depreciated operating real estate assets allows investors and analysts to readily identify the operating results of the long-term assets that form the core of a REIT’s activity and assists in comparing those operating results between periods.

Management has consistently applied the NAREIT definition of FFO to all periods presented.  However, other REITs in calculating FFO may vary from the NAREIT definition for this measure, and thus their disclosure of FFO may not be comparable to the Company’s calculation.

The following table sets forth the Company’s calculation of FFO for 2011 and 2010 ($ in thousands).

	For the year
	ended	For the quarter ended
	12/31/11	12/31/11	9/30/11	6/30/11	3/31/11
Net income available to common stockholders	$40,368	$13,938	$7,687	$10,325	$8,418
Adjustments:
Depreciation	152,543	39,865	38,137	37,510	37,031
Gains not included in FFO, net of internal disposition cost	(7,543)	(3,158)	880	(5,265)	-
Depreciation add back from unconsolidated co-investments	12,642	4,145	3,502	1,957	3,038
Noncontrolling interests related to
Operating Partnership units	3,228	1,027	583	987	631
Depreciation attributable to third party of co-investments	(1,066)	(277)	(266)	(260)	(263)
Funds from operations	$200,172	$55,540	$50,523	$45,254	$48,855
Weighted average number of shares outstanding, diluted(1)	34,860,521	35,818,631	35,437,693	34,365,418	33,787,232

	For the year
	ended	For the quarter ended
	12/31/10	12/31/10	9/30/10	6/30/10	3/31/10
Net income available to common stockholders	$33,764	$4,778	$6,377	$9,482	$13,127
Adjustments:
Depreciation	129,711	36,326	31,638	31,261	30,486
Gains not included in FFO, net of internal disposition cost	-	-	-	-	-
Depreciation add back from unconsolidated co-investments	6,128	1,840	1,684	1,364	1,240
Noncontrolling interests related to
Operating Partnership units	2,779	354	485	798	1,142
Depreciation attributable to third party of co-investments	(1,014)	(256)	(254)	(252)	(252)
Funds from operations	$171,368	$43,042	$39,930	$42,653	$45,743
Weighted average number of shares outstanding, diluted(1)	32,028,269	32,931,723	31,963,327	31,759,956	31,438,408

(1) Assumes conversion of all dilutive outstanding operating partnership interests in the Operating Partnership.

The following table sets forth the Company’s cash flows for 2011 and 2010 ($ in thousands).

	For the year
	ended	For the quarter ended
	12/31/11	12/31/2011	9/30/2011	6/30/2011	3/31/2011
Cash flow provided by (used in):
Operating activities	$216,571	$45,877	$66,343	$47,044	$57,307
Investing activities	(425,783)	(167,271)	(108,393)	(65,933)	(84,186)
Financing activities	208,348	125,263	42,261	(69,985)	110,809

	For the year
	ended	For the quarter ended
	12/31/10	12/31/2010	9/30/2010	6/30/2010	3/31/2010
Cash flow provided by (used in):
Operating activities	$175,530	$27,246	$58,870	$36,439	$52,975
Investing activities	(510,868)	(259,350)	(128,362)	(45,661)	(77,495)
Financing activities	328,431	231,189	75,793	(4,723)	26,172

Item 7A. Quantitative and Qualitative Disclosures About Market Risks

Interest Rate Hedging Activities

The Company’s objective in using derivatives is to add stability to interest expense and to manage its exposure to interest rate movements or other identified risks.  To accomplish this objective, the Company uses interest rate swaps as part of its cash flow hedging strategy.  As of December 31, 2011, the Company has entered into four interest rate swap contracts to mitigate the risk of changes in the interest-related cash outflows on $150.0 million of the five-year unsecured term debt.  As of December 31, 2011, the Company also had $243.7 million of variable rate indebtedness, of which $187.8 million is subject to interest rate cap protection.   All of the Company’s derivative instruments are designated as cash flow hedges, and the Company does not have any fair value hedges as of December 31, 2011.  The following table summarizes the notional amount, carrying value, and estimated fair value of the Company’s derivative instruments used to hedge interest rates as of December 31, 2011.   The notional amount represents the aggregate amount of a particular security that is currently hedged at one time, but does not represent exposure to credit, interest rates or market risks.  The table also includes a sensitivity analysis to demonstrate the impact on the Company’s derivative instruments from an increase or decrease in 10-year Treasury bill interest rates by 50 basis points, as of December 31, 2011.

			Carrying and	Estimated Carrying Value
	Notional	Maturity	Estimate Fair	+ 50	- 50
($ in thousands)	Amount	Date Range	Value	Basis Points	Basis Points
Cash flow hedges:
Interest rate swaps	$150,000	2016	$(1,366)	$2,277	$(4,760)
Interest rate caps	187,788	2013-2016	156	420	44
Total cash flow hedges	$337,788	2013-2016	$(1,210)	$2,697	$(4,716)

Interest Rate Sensitive Liabilities

The Company is exposed to interest rate changes primarily as a result of its line of credit and long-term debt used to maintain liquidity and fund capital expenditures and expansion of the Company’s real estate investment portfolio and operations. The Company’s interest rate risk management objective is to limit the impact of interest rate changes on earnings and cash flows and to lower its overall borrowing costs. To achieve its objectives the Company borrows primarily at fixed rates and may enter into derivative financial instruments such as interest rate swaps, caps and treasury locks in order to mitigate its interest rate risk on a related financial instrument. The Company does not enter into derivative or interest rate transactions for speculative purposes.

The Company’s interest rate risk is monitored using a variety of techniques. The table below presents the principal amounts and weighted average interest rates by year of expected maturity to evaluate the expected cash flows. Management has estimated that the fair value of the Company’s $1.77 billion and $1.56 billion of fixed rate debt at December 31, 2011 and 2010, respectively, to be $1.88 billion and $1.58 billion.  Management has estimated the fair value of the Company’s $593.7 million and $695.2 million of variable rate debt at December 31, 2011 and 2010, respectively, is $572.3 million and $672.8 million based on the terms of existing mortgage notes payable and variable rate demand notes compared to those available in the marketplace ($ in thousands).

	For the Years Ended December 31,
	2012	2013	2014	2015	2016	Thereafter	Total	Fair value

Fixed rate debt	$30,305	$180,322	$77,179	$70,305	$162,907	$1,246,190	$1,767,208	$1,876,700
Average interest rate	5.4%	5.6%	5.3%	5.2%	4.4%	6.0%
Variable rate debt	$5,648	$35,261	$150,000	$-	$200,000	$202,741 (1)	$593,650	$572,300
Average interest rate	5.4%	1.6%	3.8%	-	2.6%	1.7%

(1)	$187.8 million subject to interest rate caps.

Item 8. Financial Statements and Supplementary Data

Report of Independent Registered Public Accounting Firm

The Board of Directors and Stockholders
Essex Property Trust, Inc.:

We have audited the accompanying consolidated balance sheets of Essex Property Trust, Inc. and subsidiaries as of December 31, 2011 and 2010, and the related consolidated statements of operations, comprehensive income (loss), stockholders’ equity and noncontrolling interest, and cash flows for each of the years in the three-year period ended December 31, 2011. In connection with our audits of the consolidated financial statements, we have also audited the accompanying financial statement schedule III. These consolidated financial statements and the accompanying financial statement schedule III are the responsibility of Essex Property Trust Inc.’s management. Our responsibility is to express an opinion on these consolidated financial statements and the accompanying financial statement schedule III based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Essex Property Trust, Inc. and subsidiaries as of December 31, 2011 and 2010, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 2011, in conformity with U.S. generally accepted accounting principles. Also in our opinion, the related financial statement schedule III, when considered in relation to the basic consolidated financial statements taken as a whole, presents fairly, in all material respects, the information set forth therein.

/S/ KPMG LLP
KPMG LLP

San Francisco, California
February 23, 2012
  except as to notes 2, 6, 12, 14, and 17 which are as of February 7, 2013

ESSEX PROPERTY TRUST, INC. AND SUBSIDIARIES
Consolidated Balance Sheets
December 31, 2011 and 2010
(Dollars in thousands, except share amounts)

	2011	2010
ASSETS
Real estate:
Rental properties:
Land and land improvements	$860,661	$802,325
Buildings and improvements	3,452,403	3,162,236
	4,313,064	3,964,561
Less: accumulated depreciation	(920,026)	(775,553)
	3,393,038	3,189,008

Real estate under development	44,280	217,531
Co-investments	383,412	107,840
	3,820,730	3,514,379
Cash and cash equivalents-unrestricted	12,889	13,753
Cash and cash equivalents-restricted	22,574	21,941
Marketable securities	74,275	92,310
Notes and other receivables	66,369	49,444
Prepaid expenses and other assets	22,682	25,188
Deferred charges, net	17,445	15,872
Total assets	$4,036,964	$3,732,887

LIABILITIES AND STOCKHOLDERS' EQUITY AND NONCONTROLLING INTEREST
Mortgage notes payable	$1,745,858	$1,832,745
Unsecured debt	465,000	-
Lines of credit	150,000	426,000
Accounts payable and accrued liabilities	48,324	44,750
Construction payable	6,505	9,023
Dividends payable	39,611	36,405
Derivative liabilities	3,061	5,633
Other liabilities	20,528	18,968
Total liabilities	2,478,887	2,373,524
Commitments and contingencies
Cumulative convertible preferred stock; $0.001 par value: 4875% Series G - 5,890,000 issued, and 178,249 outstanding	4,349	4,349
Stockholders' equity and noncontrolling interest:
Common stock; $.0001 par value, 656,020,000 shares authorized; 33,888,082 and 31,324,808 shares issued and outstanding	3	3
Cumulative redeemable preferred stock at liquidation value	73,750	25,000
Excess stock, $.0001 par value, 330,000,000 shares authorized and no shares issued or outstanding	-	-
Additional paid-in capital	1,844,611	1,515,468
Distributions in excess of accumulated earnings	(408,066)	(313,308)
Accumulated other comprehensive (loss) income	(72,771)	(77,217)
Total stockholders' equity	1,437,527	1,149,946
Noncontrolling interest	116,201	205,068
Total stockholders' equity and noncontrolling interest	1,553,728	1,355,014
Total liabilities, stockholders' equity and noncontrolling interest	$4,036,964	$3,732,887

See accompanying notes to consolidated financial statements.

ESSEX PROPERTY TRUST, INC. AND SUBSDIARIES
Consolidated Statements of Operations
Years ended December 31, 2011, 2010 and 2009
(Dollars in thousands, except per share and share amounts)

	2011	2010	2009
Revenues:
Rental and other property	$465,713	$405,728	$401,550
Management and other fees	6,780	4,551	4,325
	472,493	410,279	405,875
Expenses:
Property operating, excluding real estate taxes	115,528	104,049	101,168
Real estate taxes	43,706	39,115	36,289
Depreciation	151,428	128,221	116,540
General and administrative	20,694	23,255	24,966
Cost of management and other fees	4,610	2,707	3,096
Impairment and other charges	-	2,302	13,084
	335,966	299,649	295,143
Earnings from operations	136,527	110,630	110,732

Interest expense before amortization	(91,694)	(82,756)	(81,196)
Amortization expense	(11,474)	(4,828)	(4,820)
Interest and other income	17,139	27,841	13,040
Equity (loss) income from co-investments	(467)	(1,715)	670
Gain (loss) on early retirement of debt	(1,163)	(10)	4,750
Gain on sale of real estate	-	-	103
Income before discontinued operations	48,868	49,162	43,279
Income from discontinued operations	8,648	1,620	10,460
Net income	57,516	50,782	53,739
Net income attributable to noncontrolling interest	(10,446)	(14,848)	(16,631)
Net income attributable to controlling interest	47,070	35,934	37,108
Dividends to preferred stockholders	(4,753)	(2,170)	(4,860)
Excess (deficit) of the carrying amount of preferred stock redeemed over the cash paid to redeem preferred stock	(1,949)	-	49,952
Net income available to common stockholders	$40,368	$33,764	$82,200
Per share data:
Basic:
Income before discontinued operations available to common stockholders	$0.99	$1.09	$2.66
Income from discontinued operations available to common stockholders	0.25	0.05	0.35
Net income available to common stockholders	$1.24	$1.14	$3.01

Weighted average number of shares outstanding during the year	32,541,792	29,667,064	27,269,547
Diluted:
Income before discontinued operations available to common stockholders	$0.99	$1.09	$2.56
Income from discontinued operations available to common stockholders	0.25	0.05	0.35
Net income available to common stockholders	$1.24	$1.14	$2.91

Weighted average number of shares outstanding during the year	32,628,714	29,734,383	29,746,614

See accompanying notes to consolidated financial statements.

ESSEX PROPERTY TRUST, INC. AND SUBSIDIARIES
Consolidated Statements of Comprehensive Income (Loss)
Years ended December 31, 2011, 2010 and 2009
(Dollars in thousands)

	2011	2010	2009

Net income	$57,516	$50,782	$53,739
Other comprehensive income (loss):
Changes in fair value of cash flow hedges and amortization of settlement swaps	7,707	(50,437)	42,888
Changes in fair value of marketable securities	1,330	5,357	12,930
Reversal of unrealized gains upon the sale of marketable securities	(4,286)	(12,027)	-
Total other comprehensive income (loss)	4,751	(57,107)	55,818
Comprehensive income (loss)	62,267	(6,325)	109,557
Comprehensive income attributable to noncontrolling interest	(10,751)	(10,752)	(21,231)
Comprehensive income (loss) attributable to the Company	$51,516	$(17,077)	$88,326

See accompanying notes to consolidated financial statements.

ESSEX PROPERTY TRUST, INC. AND SUBSIDIARIES
Consolidated Statements of Stockholders’ Equity and Noncontrolling Interest
Years ended December 31, 2011, 2010 and 2009
(Dollars and shares in thousands)

								Distributions	Accumulated
	Series F		Series H				Additional	in excess of	other
	Preferred stock		Preferred stock		Common stock		paid-in	accumulated	comprehensive	Noncontrolling
	Shares	Amount	Shares	Amount	Shares	Amount	capital	earnings	(loss) income	Interest	Total
Balances at December 31, 2008	1,000	$25,000	-	$-	26,396	$3	$1,043,984	$(141,336)	$(75,424)	$233,771	$1,085,998
Net income	-	-	-	-	-	-	-	37,108	-	16,631	53,739
Changes in fair value of cash flow hedges and amortization of settlement swaps	-	-	-	-	-	-	-	-	39,354	3,534	42,888
Changes in fair value of marketable securities	-	-	-	-	-	-	-	-	11,864	1,066	12,930
Issuance of common stock under:
Stock option plans	-	-	-	-	62	-	943	-	-	-	943
Sale of common stock	-	-	-	-	2,741	-	198,511	-	-	-	198,511
Equity based compensation costs	-	-	-	-	-	-	6,859	-	-	276	7,135
Retirement of Series G Preferred	-	-	-	-	-	-	49,952	-	-	-	49,952
Retirement of common stock	-	-	-	-	(350)	-	(20,271)	-	-	-	(20,271)
Retirement of exchangeable bonds	-	-	-	-	-	-	(4,727)	-	-	-	(4,727)
Redemptions of noncontrolling interest	-	-	-	-	-	-	-	-	-	(12,725)	(12,725)
Distributions to noncontrolling interest	-	-	-	-	-	-	-	-	-	(22,108)	(22,108)
Common and preferred stock dividends declared	-	-	-	-	-	-	-	(118,724)	-	-	(118,724)
Balances at December 31, 2009	1,000	25,000	-	-	28,849	3	1,275,251	(222,952)	(24,206)	220,445	1,273,541
Net income	-	-	-	-	-	-	-	35,934	-	14,848	50,782
Reversal of unrealized gains upon the sale of marketable securities	-	-	-	-	-	-	-	-	(11,163)	(864)	(12,027)
Changes in fair value of cash flow hedges and amortization of settlement swaps	-	-	-	-	-	-	-	-	(46,817)	(3,620)	(50,437)
Changes in fair value of marketable securities	-	-	-	-	-	-	-	-	4,969	388	5,357
Issuance of common stock under:
Stock option plans	-	-	-	-	122	-	5,803	-	-	-	5,803
Sale of common stock	-	-	-	-	2,354	-	251,455	-	-	-	251,455
Equity based compensation costs	-	-	-	-	-	-	(260)	-	-	2,474	2,214
Retirement of exchangeable bonds	-	-	-	-	-	-	(434)	-	-	-	(434)
Contributions of noncontrolling interest	-	-	-	-	-	-	-	-	-	4,038	4,038
Redemptions of noncontrolling interest	-	-	-	-	-	-	(16,347)	-	-	(7,839)	(24,186)
Distributions to noncontrolling interest	-	-	-	-	-	-	-	-	-	(24,802)	(24,802)
Common and preferred stock dividends declared	-	-	-	-	-	-	-	(126,290)	-	-	(126,290)
Balances at December 31, 2010	1,000	25,000	-	-	31,325	3	1,515,468	(313,308)	(77,217)	205,068	1,355,014
Net income	-	-	-	-	-	-	-	47,070	-	10,446	57,516
Reversal of unrealized gains upon the sale of marketable securities	-	-	-	-	-	-	-	-	(4,011)	(275)	(4,286)
Changes in fair value of cash flow hedges and amortization of settlement swaps	-	-	-	-	-	-	-	-	7,212	495	7,707
Changes in fair value of marketable securities	-	-	-	-	-	-	-	-	1,245	85	1,330
Issuance of common stock under:
Stock option plans	-	-	-	-	103	-	8,412	-	-	-	8,412
Sale of common stock	-	-	-	-	2,460	-	323,931	-	-	-	323,931
Equity based compensation costs	-	-	-	-	-	-	(725)	-	-	1,598	873
Issuance of Series H Preferred	-	-	2,950	73,750	-	-	(2,541)	-	-	-	71,209
Redemptions of Series F Preferred	(1,000)	(25,000)	-	-	-	-	-	-	-	-	(25,000)
Redemptions of Series B Preferred	-	-	-	-	-	-	1,200	-	-	(80,000)	(78,800)
Redemptions of noncontrolling interest	-	-	-	-	-	-	(1,134)	-	-	(4,253)	(5,387)
Distributions to noncontrolling interest	-	-	-	-	-	-	-	-	-	(16,963)	(16,963)
Common and preferred stock dividends declared	-	-	-	-	-	-	-	(141,828)	-	-	(141,828)
Balances at December 31, 2011	-	$-	2,950	$73,750	33,888	$3	$1,844,611	$(408,066)	$(72,771)	$116,201	$1,553,728

See accompanying notes to consolidated financial statements.

ESSEX PROPERTY TRUST, INC. AND SUBSIDIARIES
Consolidated Statements of Cash Flows
Years ended December 31, 2011, 2010 and 2009
(Dollars in thousands)

	2011	2010	2009
Cash flows from operating activities:
Net income	$57,516	$50,782	$53,739
Adjustments to reconcile net income to net cash provided by operating activities:
Gain on sale of marketable securities	(4,956)	(12,491)	(1,014)
Loss (gain) on early retirement of debt	1,163	10	(4,750)
Co-investments	7,929	1,715	(670)
Amortization expense	11,474	4,828	4,820
Amortization of discount on marketable securities	(4,794)	(3,714)	(3,605)
Amortization of discount on notes receivables	(1,757)	(4,806)	-
Loss on derivative instruments - ineffectiveness	-	2,301	-
Gain on sale of co-investment	(919)	-	(530)
Gain on the sales of real estate	(8,562)	-	(8,729)
Impairment loss and reserve for loan loss	-	-	13,084
Non-cash expense due to cancellation of outperformance plan	-	-	3,807
Depreciation	152,542	129,711	118,522
Equity-based compensation	2,927	3,251	3,412
Changes in operating assets and liabilities:
Prepaid expenses and other assets	(1,172)	(2,771)	(2,249)
Accounts payable and accrued liabilities	3,620	4,302	(2,364)
Other liabilities	1,560	2,412	114
Net cash provided by operating activities	216,571	175,530	173,587
Cash flows from investing activities:
Additions to real estate:
Acquisitions of real estate	(57,478)	(279,607)	(16,000)
Improvements to recent acquisitions	(16,446)	(6,388)	(3,210)
Redevelopment	(45,130)	(14,096)	(25,812)
Revenue generating capital expenditures	(7,616)	(1,584)	(855)
Non-revenue generating capital expenditures	(26,090)	(29,278)	(25,722)
Acquisition of and additions to real estate under development	(79,194)	(155,267)	(120,844)
Dispositions of real estate	23,003	-	38,178
Changes in restricted cash and refundable deposits	(1,376)	(4,414)	11,995
Purchases of marketable securities	(8,048)	(49,974)	(116,402)
Sales and maturities marketable securities	32,998	102,039	22,964
Proceeds from tax investor	-	1,223	3,762
Purchases of and advances under notes and other receivables	(12,325)	(37,627)	(3,424)
Collections of notes and other receivables	884	1,855	15,728
Contributions to co-investments	(246,106)	(79,450)	(270)
Non-operating distributions from co-investments	17,141	41,700	954
Net cash used in investing activities	(425,783)	(510,868)	(218,958)
Cash flows from financing activities:
Borrowings under debt agreements	1,514,684	1,214,216	453,570
Repayment of debt	(1,435,135)	(882,646)	(199,979)
Additions to deferred charges	(5,533)	(4,109)	(3,935)
Payments to settle derivative instruments	(2,395)	(81,282)	-
Retirement of exchangeable bonds	-	(5,396)	(161,084)
Retirement of common stock	-	-	(20,271)
Net proceeds from issuance of Preferred stock, Series H	71,209	-	-
Retirement of Series D preferred units and Series G Preferred stock	-	-	(91,703)
Retirement of Series B preferred units and Series F Preferred stock	(103,800)	-	-
Equity related issuance cost	(627)	-	-
Net proceeds from stock options exercised	6,986	4,765	943
Net proceeds from issuance of common stock	323,931	251,455	198,511
Contributions from noncontrolling interest	-	4,038	-
Distributions to noncontrolling interest	(16,963)	(24,795)	(22,108)
Redemption of noncontrolling interest	(5,387)	(24,186)	(12,720)
Common and preferred stock dividends paid	(138,622)	(123,629)	(117,102)
Net cash provided by financing activities	208,348	328,431	24,122
Net (decrease) increase in cash and cash equivalents	(864)	(6,907)	(21,249)
Cash and cash equivalents at beginning of year	13,753	20,660	41,909
Cash and cash equivalents at end of year	$12,889	$13,753	$20,660
(Continued)

ESSEX PROPERTY TRUST, INC. AND SUBSIDIARIES
Consolidated Statements of Cash Flows
Years ended December 31, 2011, 2010 and 2009
(Dollars in thousands)

Supplemental disclosure of cash flow information:
Cash paid for interest, net of $8,240, $9,486, and $10,463 capitalized in 2011, 2010 and 2009, respectively	$89,691	$83,497	$81,878
Supplemental disclosure of noncash investing and financing activities:
Transfer from real estate under development to rental properties	$165,214	$170,940	$92,517
Transfer from real estate under development to co-investments	$54,472	-	-
Mortgage notes assumed in connection with purchases of real estate	$20,927	87,336	-
Note receivable settled when the company purchased the property securing the note receivable	$-	25,750	-
Change in accrual of dividends	$3,206	$2,655	$1,626
Change in fair value of derivative liabilities	$230	$1,907	$42,973
Change in fair value of marketable securities	$2,836	$6,670	$12,900
Change in construction payable	$2,518	$1,304	$8,278

See accompanying notes to consolidated financial statements.

ESSEX PROPERTY TRUST, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2011, 2010 and 2009

(1) Organization

The accompanying consolidated financial statements present the accounts of Essex Property Trust, Inc. (the “Company”), which include the accounts of the Company and Essex Portfolio, L.P. (the “Operating Partnership,” which holds the operating assets of the Company).

The Company is the sole general partner in the Operating Partnership with a 93.8% general partner interest and the limited partners owned a 6.2% interest as of December 31, 2011.  The limited partners may convert their Operating Partnership units into an equivalent number of shares of common stock.  Total Operating Partnership units outstanding were 2,229,230 and 2,200,907 as of December 31, 2011 and 2010, respectively, and the redemption value of the units, based on the closing price of the Company’s common stock totaled $313.2 million and $251.4 million, as of December 31, 2011 and 2010, respectively.  The Company has reserved shares of common stock for such conversions. These conversion rights may be exercised by the limited partners at any time through 2026.

As of December 31, 2011, the Company owned or had ownership interests in 159 apartment communities, (aggregating 32,753 units), five commercial buildings, and five active development projects (collectively, the “Portfolio”).  The communities are located in Southern California (Los Angeles, Orange, Riverside, Santa Barbara, San Diego, and Ventura counties), Northern California (the San Francisco Bay Area) and the Seattle metropolitan area.

(2) Summary of Critical and Significant Accounting Policies

(a) Principles of Consolidation

The accounts of the Company, its controlled subsidiaries and the variable interest entities (“VIEs”) in which it is the primary beneficiary are consolidated in the accompanying financial statements. All significant inter-company accounts and transactions have been eliminated.

Noncontrolling interest includes the 6.2% and 6.6% limited partner interests in the Operating Partnership not held by the Company at December 31, 2011 and 2010, respectively. These percentages include the Operating Partnership’s vested long term incentive plan units (see Note 13).  The noncontrolling interest balance for December 31, 2010 also includes the Operating Partnership’s cumulative redeemable preferred units that were redeemed during 2011 (see Note 11).

The Company consolidates 19 DownREIT limited partnerships (comprising twelve communities), since the Company is the primary beneficiary of these variable interest entities (“VIEs”).  The consolidated total assets and liabilities related to these VIEs, net of intercompany eliminations, were approximately $215.2 million and $173.4 million, respectively, as of December 31, 2011, and $217.3 million and $168.0 million, respectively, as of December 31, 2010.

The DownREIT VIEs collectively own twelve apartment communities in which Essex Management Company (“EMC”) is the general partner, the Operating Partnership is a special limited partner, and the other limited partners were granted rights of redemption for their interests.  Such limited partners can request to be redeemed and the Company can elect to redeem their rights for cash or by issuing shares of its common stock on a one share per unit basis.  Conversion values will be based on the market value of the Company's common stock at the time of redemption multiplied by the number of units stipulated under the above arrangements.  The other limited partners receive distributions based on the Company's current dividend rate times the number of units held.  Total DownREIT units outstanding were 1,063,848 and 1,096,871 as of December 31, 2011 and 2010 respectively, and the redemption value of the units, based on the closing price of the Company’s common stock totaled $149.5 million and $125.3 million, as of December 31, 2011 and 2010, respectively.  As of December 31, 2011 and 2010, the carrying value of the other limited partners' interests is presented at their historical cost and is classified within noncontrolling interest in the accompanying consolidated balance sheets.

ESSEX PROPERTY TRUST, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2011, 2010 and 2009

Interest holders in VIEs consolidated by the Company are allocated a priority of net income equal to the cash payments made to those interest holders or distributions from cash flow.  The remaining results of operations are generally allocated to the Company.

As of December 31, 2011 and 2010, the Company did not have any VIE’s of which it was not deemed to be the primary beneficiary.

(b) Real Estate Rental Properties

Significant expenditures, which improve or extend the life of an asset and have a useful life of greater than one year, are capitalized.  Operating real estate assets are stated at cost and consist of land, buildings and improvements, furniture, fixtures and equipment, and other costs incurred during their development, redevelopment and acquisition.  Expenditures for maintenance and repairs are charged to expense as incurred.

The depreciable life of various categories of fixed assets is as follows:

Computer software and equipment	3 - 5 years
Interior unit improvements	5 years
Land improvements and certain exterior components of real property	10 years
Real estate structures	30 years

The Company capitalizes all costs incurred with the predevelopment, development or redevelopment of real estate assets or are associated with the construction or expansion of real property.  Such capitalized costs include land, land improvements, allocated costs of the Company’s project management staff, construction costs, as well as interest and related loan fees, property taxes and insurance.  Capitalization begins for predevelopment, development, and redevelopment projects when activity commences.  Capitalization ends when the apartment home is completed and the property is available for a new resident or if the development activities are put on hold.

The Company allocates the purchase price of real estate to land and building, and identifiable intangible assets, such as the value of above, below and in-place leases. The values of the above and below market leases are amortized and recorded as either a decrease (in the case of above market leases) or an increase (in the case of below market leases) to rental revenue over the remaining term of the associated leases acquired, which in the case of below market leases the Company assumes lessees will elect to renew their leases.  The value of acquired in-place leases are amortized to expense over the term the Company expects to retain the acquired tenant, which is generally 20 months.

The Company performs the following evaluation for communities acquired:

(1)	Adjust the purchase price for any fair value adjustments resulting from such things as assumed debt or contingencies.
(2)	estimate the value of the real estate “as if vacant” as of the acquisition date;
(3)	allocate that value among land and building;
(4)	compute the value of the difference between the “as if vacant” value and the adjusted purchase price, which will represent the total intangible assets;
(5)	compute the value of the above and below market leases and determine the associated life of the above market/ below market leases;
(6)	compute the value of the in-place leases and customer relationships, if any, and the associated lives of these assets.

ESSEX PROPERTY TRUST, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2011, 2010 and 2009

Whenever events or changes in circumstances indicate that the carrying amount of a property held for investment or held for sale may not be fully recoverable, the carrying amount will be evaluated for impairment. If the sum of the expected future cash flows (undiscounted and without interest charges) is less than the carrying amount (including intangible assets) of a property held for investment, then the Company will recognize an impairment loss equal to the excess of the carrying amount over the fair value of the property.  Fair value of a property is determined using conventional real estate valuation methods, such as discounted cash flow, the property’s unleveraged yield in comparison to the unleveraged yields and sales prices of similar communities that have been recently sold, and other third party information, if available.  Communities held for sale are carried at the lower of cost and fair value less estimated costs to sell.  As of December 31, 2011 and 2010, no communities were classified as held for sale.

During 2009, the Company wrote-off development costs totaling $6.7 million related to two land parcels that will no longer be developed by the Company.  The costs were included in impairment and other charges in the accompanying consolidated statement of operations.  No impairment charges were recorded in 2011 or 2010.

In the normal course of business, the Company will receive purchase offers for its communities, either solicited or unsolicited. For those offers that are accepted, the prospective buyer will usually require a due diligence period before consummation of the transaction.  It is not unusual for matters to arise that result in the withdrawal or rejection of the offer during this process.  The Company classifies real estate as "held for sale" when all criteria under the accounting standard for the disposals of long-lived assets have been met.  In accordance with the standard, the Company presents income and gains/losses on communities sold or held for sale as discontinued operations.  The Company’s equity in income or loss from real estate investments accounted for under the equity method of accounting remain classified in continuing operations upon disposition.  (See Note 6 for a description of the Company’s discontinued operations for 2011, 2010, and 2009).

(c) Co-investments

The Company owns investments in joint ventures (“co-investments”) in which it has significant influence, but its ownership interest does not meet the criteria for consolidation in accordance with the accounting standards.  Therefore, the Company accounts for these investments using the equity method of accounting.  Under the equity method of accounting, the investment is carried at the cost of assets contributed, plus the Company’s equity in earnings less distributions received and the Company’s share of losses.  For preferred equity investments the Company recognizes its preferred interest as its equity in earnings.

A majority of the co-investments, excluding the preferred equity investments, compensate the Company for its asset management services and some of these investments may provide promote distributions if certain financial return benchmarks are achieved.  Asset management fees are recognized when earned, and promote fees are recognized when the earnings events have occurred and the amount is determinable and collectible.  Any promote distributions are reflected in equity (loss) income in co-investments. There were no promote fees recognized in the accompanying consolidated statements of operations.

(d) Revenues and Gains on Sale of Real Estate

Revenues from tenants renting or leasing apartment units are recorded when due from tenants and are recognized monthly as they are earned, which is not materially different than on a straight-line basis.  Units are rented under short-term leases (generally, lease terms of 6 to 12 months) and may provide no rent for one or two months, depending on the market conditions and leasing practices of the Company’s competitors in each sub-market at the time the leases are executed.   Revenues from tenants leasing commercial space are recorded on a straight-line basis over the life of the respective lease.

The Company recognizes gains on sales of real estate when a contract is in place, a closing has taken place, the buyer’s initial and continuing investment is adequate to demonstrate a commitment to pay for the property and the Company does not have a substantial continuing involvement in the property.

ESSEX PROPERTY TRUST, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2011, 2010 and 2009
(e) Cash Equivalents and Restricted Cash

Highly liquid investments with maturities of three months or less when purchased are classified as cash equivalents.  Restricted cash balances relate primarily to reserve requirements for capital replacement at certain communities in connection with the Company’s mortgage debt.

(f)  Marketable Securities

The Company reports its available for sale securities at fair value, based on quoted market prices (Level 2 for the unsecured bonds and Level 1 for the common stock and investment funds, as defined by the Financial Accounting Standards Board (“FASB”) standard for fair value measurements as discussed later in Note 2), and any unrealized gain or loss is recorded as other comprehensive income (loss).  There were no impairment charges for the years ended December 31, 2011, 2010 and 2009.  Realized gains and losses, interest income, and amortization of purchase discounts are included in interest and other income on the consolidated statement of operations.

As of December 31, 2011 and 2010, marketable securities consisted primarily of investment-grade unsecured bonds, common stock, investments in mortgage backed securities and investment funds that invest in U.S. treasury or agency securities.  As of December 31, 2011 and 2010, the Company classified its investments in mortgage backed securities, which mature in November 2019 and September 2020, as held to maturity, and accordingly, these securities are stated at their amortized cost.  The estimated fair values of the mortgage backed securities (Level 2 securities) are approximately equal to the carrying values.

As of December 31, 2011 and 2010 marketable securities consist of the following ($ in thousands):

	December 31, 2011
		Gross
	Amortized	Unrealized
	Cost	Gain(Loss)	Fair Value
Available for sale:
Investment-grade unsecured bonds	$3,615	$399	$4,014
Investment funds - US treasuries	11,783	121	11,904
Common stock	10,067	1,552	11,619
Held to maturity:
Mortgage backed securities	46,738	-	46,738
Total	$72,203	$2,072	$74,275

	December 31, 2010
		Gross
	Amortized	Unrealized
	Cost	Gain	Fair Value
Available for sale:
Investment-grade unsecured bonds	$22,243	$4,403	$26,646
Investment funds - US treasuries	14,345	582	14,927
Common stock	8,638	112	8,750
Held to maturity:
Mortgage backed securities	41,987	-	41,987
Total	$87,213	$5,097	$92,310

ESSEX PROPERTY TRUST, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2011, 2010 and 2009

The Company uses the specific identification method to determine the cost basis of a security sold and to reclassify amounts from accumulated other comprehensive income for securities sold.  For the years ended December 31, 2011, 2010 and 2009, the proceeds from sales of available for sale securities totaled $33.0 million, $102.0 million and $23.0 million, respectively.  These sales all resulted in gains, which totaled $5.0 million, $12.4 million and $1.0 million for the years ended December 31, 2011, 2010 and 2009, respectively.

(g) Notes Receivable

Notes receivable relate to real estate financing arrangements including mezzanine and bridge loans and are secured by real estate.  Interest is recognized over the life of the note.

Each note is analyzed to determine if it is impaired.  A note is impaired if it is probable that the Company will not collect all principal and interest contractually due.  The Company does not accrue interest when a note is considered impaired and a loan allowance is recorded for any principal and previously accrued interest that are not believed to be collectable. All cash receipts on impaired notes are applied to reduce the principal amount of such notes until the principal has been recovered and, thereafter, are recognized as interest income.   As of December 31, 2011 and 2010, no notes are impaired.

(h) Interest and Other Income

Interest income is generated primarily from cash balances and marketable securities as well as notes receivables.  Other income primarily consists of gains on sales of marketable securities.  Total interest and other income are comprised of the following for the years ended December 31 ($ in thousands):

	2011	2010	2009
Interest income	$10,501	$15,350	$11,841
Gains on sales of marketable securities	4,956	12,491	1,014
Tax benefit - Taxable REIT Subsidiary	1,682	-	-
Other income	-	-	185
	$17,139	$27,841	$13,040

(i) Fair Value of Financial Instruments

The Company values its financial instruments based on the fair value hierarchy of valuation techniques described in the FASB’s accounting standard for fair value measurements.  Level 1 inputs are unadjusted, quoted prices in active markets for identical assets or liabilities at the measurement date.  Level 2 inputs include quoted prices for similar assets and liabilities in active markets and inputs other than quoted prices observable for the asset or liability.   Level 3 inputs are unobservable inputs for the asset or liability.  The Company uses Level 1 inputs for the fair values of its cash equivalents and its marketable securities except for unsecured bonds and mortgage backed securities.  The Company uses Level 2 inputs for its investments in unsecured bonds, mortgage backed securities, notes receivable, notes payable, and derivative liabilities.  These inputs include interest rates for similar financial instruments.  The Company’s valuation methodology for derivatives is described in more detail in Note 9.  The Company's valuation methodology for the swap related to the multifamily revenue refunding bonds for the 101 San Fernando community is described in detail in Note 9.  The Company does not use Level 3 inputs to estimate fair values of any of its financial instruments.  The Company’s assessment of the significance of a particular input to the fair value measurement in its entirety requires judgment, and considers factors specific to the asset or liability.

Management believes that the carrying amounts of its amounts outstanding under lines of credit, notes receivable and other receivables approximate fair value as of December 31, 2011 and 2010, because interest rates, yields and other terms for these instruments are consistent with yields and other terms currently available for similar instruments.  Management has estimated that the fair value of the Company’s $1.77 billion and $1.56 billion of fixed rate debt at December 31, 2011 and 2010, respectively, to be $1.88 billion and $1.58 billion.  Management has estimated the fair value of the Company’s $593.7 million and $695.2 million of variable rate debt at December 31, 2011 and 2010, respectively, is $572.3 million and $672.8 million based on the terms of the Company’s existing variable rate debt compared to those available in the marketplace.  Management believes that the carrying amounts of cash and cash equivalents, restricted cash, accounts payable and accrued liabilities, construction payables, dividends payable and other liabilities approximate fair value as of December 31, 2011 and 2010 due to the short-term maturity of these instruments.  Marketable securities, and both the note payable and the swap related to the multifamily revenue refunding bonds for the 101 San Fernando community are carried at fair value as of December 31, 2011 and 2010, as discussed above and in Note 9.

ESSEX PROPERTY TRUST, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2011, 2010 and 2009
(j) Interest Rate Protection, Swap, and Forward Contracts

The Company uses interest rate swaps, interest rate cap contracts, and forward starting swaps to manage interest rate risks.  As of December 31, 2011, there were no outstanding forward starting swaps.  The valuation of these derivative instruments is determined using widely accepted valuation techniques including discounted cash flow analysis on the expected cash flows of each derivative. This analysis reflects the contractual terms of the derivatives, including the period to maturity, and uses observable market-based inputs, including interest rate curves. The fair values of  forward starting interest rate swaps were determined using the market standard methodology of netting the discounted future fixed cash receipts (or payments) and the discounted expected variable cash payments (or receipts). The variable cash payments (or receipts) were based on an expectation of future interest rates (forward curves) derived from observable market interest rate curves. The Company incorporates credit valuation adjustments to appropriately reflect both its own nonperformance risk and the respective counterparty’s nonperformance risk in the fair value measurements.  The Company records all derivatives on its consolidated balance sheet at fair value.  The accounting for changes in the fair value of derivatives depends on the intended use of the derivative and the resulting designation.   Derivatives used to hedge the exposure to changes in the fair value of an asset, liability, or firm commitment attributable to a particular risk, such as interest rate risk, are considered fair value hedges.  Derivatives used to hedge the exposure to variability in expected future cash flows, or other types of forecasted transactions, are considered cash flow hedges.

For derivatives designated as fair value hedges, changes in the fair value of the derivative and the hedged item related to the hedged risk are recognized in earnings.  For derivatives designated as cash flow hedges, the effective portion of changes in the fair value of the derivative is initially reported in other comprehensive income (outside of earnings) and subsequently reclassified to earnings when the hedged transaction affects earnings, and the ineffective portion of changes in the fair value of the derivative is recognized directly in earnings.  The Company assesses the initial and ongoing effectiveness of each hedging relationship by comparing the changes in fair value or cash flows of the derivative hedging instrument with the changes in fair value or cash flows of the designated hedged item or transaction.

For derivatives not designated as cash flow hedges, changes in fair value are recognized in earnings.  All of the Company’s interest rate swaps and interest rate caps are considered cash flow hedges except for the swap related to the multifamily revenue refunding bonds for the 101 San Fernando community as described in detail in Note 9.  The Company did not have any fair value hedges during the years end December 31, 2011, 2010 and 2009.

The Company’s objective in using derivatives is to add stability to interest expense and to manage its exposure to interest rate movements or other identified risks.  To accomplish this objective, the Company primarily used interest rate swaps and interest rate forward-starting swaps as part of its cash flow hedging strategy.  The Company was hedging its exposure to the variability in future cash flows for a portion of its forecasted transactions.

(k) Deferred Charges

Deferred charges are principally comprised of loan fees and related costs which are amortized over the terms of the related borrowing in a manner which approximates the effective interest method.

ESSEX PROPERTY TRUST, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2011, 2010 and 2009

(l) Income Taxes

Generally in any year in which the Company qualifies as a real estate investment trust (“REIT”) under the Internal Revenue Code (the “IRC”), it is not subject to federal income tax on that portion of its income that it distributes to stockholders. No provision for federal income taxes, other than the taxable REIT subsidiaries discussed below, has been made in the accompanying consolidated financial statements for each of the years in the three-year period ended December 31, 2011 as the Company has elected to be and believes it qualifies under the IRC as a REIT and has made distributions during the periods in amounts to preclude the Company from paying federal income tax.

In order to maintain compliance with REIT tax rules, the Company utilizes taxable REIT subsidiaries for various revenue generating or investment activities. The taxable REIT subsidiaries are consolidated by the Company. The activities and tax related provisions, assets and liabilities are not material.

The status of cash dividends distributed for the years ended December 31, 2011, 2010, and 2009 related to common stock, Series H, Series F, and Series G preferred stock are classified for tax purposes as follows:

	2011	2010	2009
Common Stock
Ordinary income	63.68%	82.46%	79.82%
Capital gain	11.16%	5.61%	15.76%
Unrecaptured section 1250 capital gain	0.74%	100.00%	4.42%
Return of capital	24.42%	11.93%	100.00%
	100.00%	100.00%	100.00%

	2011	2010	2009
Series F, G, and H Preferred stock
Ordinary income	100.00%	93.63%	79.82%
Capital gains	0.00%	6.37%	15.76%
Unrecaptured section 1250 capital gain	0.00%	0.00%	4.42%
Return of capital	0.00%	0.00%	0.00%
	100.00%	100.00%	100.00%

(m) Preferred Stock

The Company’s Series G Cumulative Convertible Preferred Stock (“ Series G Preferred Stock”)  contains fundamental change provisions that allow the holder to redeem the preferred stock for cash if certain events occur.  The redemption under these provisions is not solely within the Company’s control, thus the Company has classified the Series G Preferred Stock as temporary equity in the accompanying consolidated balance sheets.

The Company’s Series H Cumulative Redeemable Preferred Stock (“Series H Preferred Stock”), issued during 2011, contains fundamental change provisions that allow the holder to redeem the preferred stock for cash if certain events occur.  The redemption under these provisions is within the Company’s control, and thus the Company has classified the Series H Preferred Stock as permanent equity in the accompanying consolidated balance sheets as of December 31, 2011.  The same was true for the Series F Cumulative Redeemable Preferred Stock that was redeemed during 2011 and is classified as permanent equity as of December 31, 2010.

(n) Equity-based Compensation

The cost of share and unit based compensation awards is measured at the grant date based on the estimated fair value of the awards.  The estimated fair value of stock options and restricted stock granted by the Company are being amortized over the vesting period.  The estimated grant date fair values of the long term incentive plan units (discussed in Note 13) are being amortized over the expected service periods.

ESSEX PROPERTY TRUST, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2011, 2010 and 2009

(o) Accounting Estimates and Reclassifications

The preparation of consolidated financial statements, in accordance with U.S. generally accepted accounting principles (“GAAP”), requires the Company to make estimates and judgments that affect the reported amounts of assets, liabilities, revenues and expenses and related disclosures of contingent assets and liabilities. On an on-going basis, the Company evaluates its estimates, including those related to acquiring, developing and assessing the carrying values of its real estate portfolio, its investments in and advances to joint ventures and affiliates, its notes receivable and its qualification as a REIT.  The Company bases its estimates on historical experience, current market conditions, and on various other assumptions that are believed to be reasonable under the circumstances. Actual results may vary from those estimates and those estimates could be different under different assumptions or conditions.

Reclassifications for discontinued operations for the years ended December 31, 2010 and 2009 and fully depreciated assets as of December 31, 2010 have been made to prior year balances in order to conform to the current year presentation.  Additionally, the Company has reclassified cost of management and other fees from general and administrative expenses for the years ended December 31, 2010, and 2009, respectively, to conform to current year presentation.  Such reclassifications have no impact on reported earnings, cash flows, total assets or total liabilities.

(3) Real Estate Investments

(a) Acquisitions of Real Estate

For the year ended December 31, 2011, the Company purchased five communities consisting of 386-units for $103.3 million.  The Company also acquired a property that is operated as a retail property that the Company plans to develop as a community in the future.

During the first quarter of 2011, the Company acquired Santee Village, a 73-unit adaptive re-use condominium community located in downtown Los Angeles for $17.0 million.  This community is adjacent to the Santee Court apartments acquired in 2010.  Also, during the quarter, the Company purchased 1000 Kiely, a 121-unit garden-style community located in Santa Clara, California for $31.4 million.

During the second quarter of 2011, the Company acquired Bellerive, a completed 63-unit vacant condominium project that the Company operates as a rental community located in West Los Angeles for $27.0 million.  Also during the second quarter, the Company invested $20.6 million in the purchase of Santa Clara Retail which is secured by a mortgage loan due in April 2014 at an interest rate that is currently at 5.0%.  The plans for this project are to entitle a portion of the site for 494 apartment units.  The site is currently improved with retail space that is 100% leased.

During the third quarter of 2011, the Company acquired the Bernard, a 63-unit community located in the Lower Queen Anne district of Seattle, Washington for $13.8 million. As part of the transaction, the Company assumed a $9.4 million loan secured by the property at a fixed rate of 6.0% which matures in January 2019.

During the fourth quarter 2011, the Company acquired Delano, a 66-unit community located in Redmond, Washington for $14.1 million.

ESSEX PROPERTY TRUST, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2011, 2010 and 2009

For the year ended December 31, 2010, the Company purchased eleven communities for approximately $456.3 million, consisting of the following communities ($ in thousands):

Communities	Purchase Price	Units	Quarter Acquired
416 @ Broadway	$43,000	115	Q4 2010
Anavia	80,600	250	Q4 2010
Santee Court	31,100	165	Q4 2010
Courtyard off Main	30,000	110	Q4 2010
Corbella at Juanita Bay	23,400	169	Q4 2010
Allegro	29,850	97	Q4 2010
101 San Fernando	64,100	323	Q3 2010
The Commons	42,500	264	Q3 2010
Bella Villagio	54,000	231	Q3 2010
Muse	39,100	152	Q3 2010
Elevation	18,600	156	Q2 2010
Total 2010 purchases	$456,250	2,032

(b) Sales of Real Estate investments

For the year ended December 31, 2011, the Company sold $23.4 million of real estate which resulted in a gain of $8.4 million.  The Company also sold a land parcel that was previously held for future development.

During the second quarter of 2011, the Company disposed of Woodlawn Colonial, a 159-unit community located in Chula Vista, California for $16.0 million which resulted in a gain of $5.2 million.  The property was purchased in 2002 as part of the John M. Sachs, Inc. merger.

During the third quarter 2011, the Company sold the View Pointe land parcel located in Newcastle, Washington for net proceeds of $1.4 million and a gain of $0.2 million.

During the fourth quarter of 2011, the Company sold the Clarendon office building in Woodland Hills, California for $7.4 million which resulted in a gain of $3.2 million on the sale.

No communities were held for sale as of December 31, 2011 and 2010.

(c) Co-investments

The Company has joint venture investments in co-investments which are accounted for under the equity method.  The joint ventures own, operate and develop apartment communities.

Wesco I, LLC

During 2011, the Company entered into a 50/50 programmatic joint venture, Wesco, I LLC (“Wesco I”), with an institutional partner for a total equity commitment from the partners of $200.0 million.  Each partner’s equity commitment is $100.0 million.   The Company has contributed $78.3 million to Wesco I, and as of December 31, 2011, Wesco I owned six apartment communities with 2,013 units for an aggregate purchase price of $429.2 million.

ESSEX PROPERTY TRUST, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2011, 2010 and 2009

During the second quarter 2011, Wesco I acquired Arbors Parc Rose, a 373-unit community located in Oxnard, California for $92.0 million.  Wesco I obtained a $100.0 million line of credit at a rate of LIBOR + 2.3%, and Wesco I obtained secured mortgage loans totaling $59.9 million at 4.7% secured by Arbors Parc Rose for 10 years in June.

During the third quarter of 2011, Wesco I acquired Reveal (formerly Millennium at Warner Center), a 438-unit community located in the Canoga Park area of Los Angeles county.  The property, which was completed in 2010, was acquired for $132.9 million.  Wesco I obtained a mortgage loan for $78.7 million at LIBOR + 1.9% secured by Reveal with a maturity of two years with two 1-year extensions.  Also, during the quarter, the Company acquired Redmond Hill, a group of four communities built between 1985 and 2003 consisting of 882-units in Redmond, Washington.  The properties, are operated as two separate communities, were acquired for $151.3 million through the Company’s joint venture, Wesco I.  In conjunction with the acquisition, Wesco I obtained two 10-year loans totaling $97.1 million secured by Redmond Hill at a fixed rate of 4.06%.

During the fourth quarter of 2011, Wesco I acquired Briarwood for $27.8 million.  The property is a 160-unit community located in Fremont, California that was built in 1979.  Wesco I intends to renovate the exterior of the community and complete interior renovations for an estimated total cost of $5.9 million.  Wesco I obtained a $19.3 million mortgage loan at a rate of 3.93% secured by the community for a term of 10 years.  Also, during the quarter, Wesco I acquired The Woods for $25.2 million.  The property is a 160-unit community built in 1978 and located less than a half mile from Briarwood, in Fremont, California.  Wesco I assumed a $13.5 million loan secured by the property at a rate of 6.04% that matures in September 2016.

Essex Apartment Value Fund II, L.P.

Essex Apartment Value Fund II, L.P. (“Fund II”), has eight institutional investors with combined partner equity contributions of $265.9 million.  The Company contributed $75.0 million to Fund II, which represents a 28.2% interest as general partner and limited partner.  Fund II utilized debt as leverage equal to approximately 55% upon the initial acquisition of the underlying real estate.  Fund II invested in apartment communities in the Company’s targeted West Coast markets with an emphasis on investment opportunities in the Seattle metropolitan area and the San Francisco Bay Area.  As of October 2006, Fund II was fully invested and closed for any future acquisitions or development.  As of December 31, 2011 and 2010, Fund II owned fourteen apartment communities. No communities have been sold by Fund II.

Essex Skyline at MacArthur Place

During the first quarter of 2010, the Company entered into a joint venture that acquired Essex Skyline at MacArthur Place, a new 349-unit high rise condominium project that is operated as an apartment community.  The property is located in Santa Ana, California and the acquisition price was $128 million.  The Company acquired a 50% interest in the joint venture and accounts for this co-investment on the equity method, and the Company earned a fee of $0.5 million for the acquisition of the property.  The Company receives management fees and may earn a promoted interest if certain financial hurdles are achieved by the joint venture for the management and sale of the property.

Canada Pension Plan Investment Board – Joint Venture Developments

During the second quarter 2011, the Company entered into a joint venture with the Canada Pension Plan Investment Board (“CPPIB”) to develop its Cadence site located in San Jose, California.  The Company contributed the land to the joint venture, and the Company accounts for this joint venture using the equity method.  The Company holds a 55% interest in the joint venture and will earn development, asset, and property management fees.  The Company may also earn a promoted interest.

ESSEX PROPERTY TRUST, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2011, 2010 and 2009

During the third quarter 2011, the Company entered into another joint venture with the CPPIB to develop a 309-unit community located in West Dublin, California.  The Company contributed the land to the joint venture, and the Company accounts for this joint venture on the equity method.  The Company holds a 55% interest in the venture and will earn development, asset and property management fees, and may earn a promoted interest.

Fountain and Santa Monica at La Brea – Joint Venture Developments

During the third quarter 2011, the Company entered into a development joint venture with a regional developer for the construction of Fountain at La Brea, a 187-unit community with approximately 18,200 square feet of retail located in West Hollywood, California.  The regional developer contributed the land and the Company contributed approximately $9.0 million in cash for a 50% interest in the venture.  The joint venture obtained bond financing for the project in the amount of $54.5 million with a maturity date of October 2046 and entered into an interest rate swap transaction with respect to the bonds that terminates in September 2016 that effectively converts the interest rate to SIFMA plus 150 basis points through December 2016.

In the fourth quarter 2011, the Company entered into another development joint venture with the same regional developer for the construction of Santa Monica at La Brea, a 184-unit apartment community with approximately 12,750 square feet of retail located in West Hollywood, California.  The 50/50 joint venture was created with the contribution of $5.8 million by the Company and the contribution of entitled land by the regional developer.  The joint venture secured bond financing in the amount of $59.9 million, maturing in December 2046.  The joint venture entered into a total return swap agreement that effectively converts the interest rate to SIFMA plus 150 basis points through December 2016.

Debt is joint and several.  Additionally, if either partner fails to make capital contributions to one of these joint ventures in certain instances, then the ownership interest of the defaulting partner in the other joint venture may be reduced.

Queen Anne – Joint Venture Development

During December 2010, the Company entered into a development joint venture with a partner who contributed a land parcel during the first quarter of 2011 in return for a 50% interest in the venture and the Company contributed cash equal to the value of the land in return for a 50% interest in the joint venture. The 275-unit community under development is located in Seattle, Washington.  Queen Anne obtained a $45.0 million construction loan at a rate of LIBOR plus 195 basis points, due July 2014, with two one-year extension options exercisable at the Company’s option.

Preferred Equity Investments

During first quarter 2011, the Company invested $9.7 million as preferred equity investments in two apartment communities located in downtown Los Angeles.  The investments are for ten years with a preferred return of 9% for five years, increasing to a minimum of 10% and a maximum of 12.5% thereafter.

During the second quarter of 2011, the Company completed a $13.0 million preferred equity investment in an entity owning an apartment community located in downtown Los Angeles.  The Company’s preferred return is 10% and the Company’s investment has a five-year term.

During the third quarter of 2011, the Company sold its preferred stock investments in MyNewPlace.com, a real estate technology company for net proceeds of $1.6 million and a gain of $0.9 million.

During the fourth quarter of 2011, the Company entered into a 50/50 joint venture with an institutional partner, Wesco II, LLC (“Wesco II”), which in turn closed a $175 million preferred equity investment in Park Merced, a 3,221-unit apartment community located in San Francisco, California.  The preferred equity investment has a stated term of 7 years and a preferred return of 10.1%.  The investment cannot be repaid during the first two years, and there is a prepayment penalty in the third through the fifth year of the investment.  The community is encumbered with a $450 million senior mortgage loan with a fixed interest rate of 3.83%.  The senior loan represents roughly a 60% loan to value, and the projected debt service coverage is approximately 110% including Wesco II’s preferred equity investment (unaudited).

ESSEX PROPERTY TRUST, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2011, 2010 and 2009

During the third quarter of 2010, the Company invested $12.0 million as a preferred equity interest investment in a related party entity that owns a 768-unit apartment community in Anaheim, California.  The preferred return is 13% for the first five years and 15% thereafter.

During the first quarter of 2009, the Company wrote-off its $5.8 million investment in a development joint venture and the write-off is included in impairment and other charges in the accompanying consolidated statement of operations for the year ended December 31, 2009.  This investment was held by a taxable REIT subsidiary.  During the fourth quarter of 2011, an income tax benefit of $1.6 million was recognized for the 2009 write-off when the “more likely than not” hurdle was achieved.  The $1.6 million benefit is included in interest and other income in the accompany consolidated statement of operations for the year ended December 31, 2011.

The carrying values of the Company’s co-investments as of December 31, 2011 and 2010 are as follows ($ in thousands):

	2011	2010
Investments in joint ventures accounted for under the equity method of accounting:

Membership interest in Wesco I	$75,588	$-
Partnership interest in Fund II	64,294	66,000
Membership interest in a limited liability company that owns
Essex Skyline at MacArthur Place	24,063	29,187
Total operating co-investments	163,945	95,187

Membership interests in limited liability companies that own and are developing Cadence and West Dublin	62,897	-
Membership interest in a limited liability company that owns and is developing Queen Anne	17,981	-
Membership interests in limited liability companies that own and are developing Fountain at La Brea and Santa Monica at La Brea	15,194	-
Total development co-investments	96,072	-

Membership interest in Wesco II that owns a preferred equity interest in Park Merced with a perferred return of 10.1%	88,075	-
Preferred interests in limited liability companies that own apartment communities in downtown Los Angeles with preferred returns of 9% and 10%	22,792	-
Preferred interest in a related limited liability company that owns
Madison Park at Anaheim with a preferred return of 13%	12,528	12,014
Total preferred interest investments	123,395	12,014

Investments accounted for under the cost method of accounting:
Series A and B-2 Preferred Stock interests in Multifamily Technology Solutions, Inc.	-	639
Total co-investments	$383,412	$107,840

ESSEX PROPERTY TRUST, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2011, 2010 and 2009

The combined summarized financial information of co-investments, which are accounted for under the equity method, is as follows ($ in thousands):

	December 31,
	2011	2010
Balance Sheets:
Rental properties and real estate under development	$1,659,078	$750,808
Other assets	63,847	15,864
Total assets	$1,722,925	$766,672

Debt	$900,095	$450,693
Other liabilities	48,518	7,076
Equity	774,312	308,903
Total liabilities and partners' equity	$1,722,925	$766,672

Company's share of equity	$383,412	$107,201

	Years ended
	December 31,
	2011	2010	2009
Statements of operations:
Property revenues	$106,386	$54,699	$47,201
Property operating expenses	(43,066)	(24,098)	(18,450)
Net operating income	63,320	30,601	28,751

Interest expense	(27,843)	(13,619)	(10,805)
General and administrative	(1,748)	(709)	(294)
Depreciation and amortization	(44,412)	(20,850)	(15,656)
Net (loss) income	$(10,683)	$(4,577)	$1,996

Company's share of net (loss) income	$(467)	$(1,715)	$670

(d) Real Estate For Development

The Company defines real estate under development activities as new communities that are in various stages of active development, or the community is in lease-up and phases of the project are not completed.  As of December 31, 2011, the Company had no active consolidated developments and five active joint venture development projects comprised of 1,235 units for an estimated cost of $422.6 million, of which $282.6 million remains to be expended.

The Company defines the predevelopment pipeline as new communities in negotiation or in the entitlement process with a high likelihood of becoming development activities.  As of December 31, 2011, the Company had an investment interest in a joint venture that owns one development community aggregating 481 units that was classified as a predevelopment project.  The Company had incurred $42.8 million in costs for the joint venture predevelopment property at December 31, 2011.  The Company owns land in various stages of entitlement that is being held for future development or sale aggregating 298 units as of December 31, 2011.  The Company had incurred $44.3 million in costs related to this land held for future development or sale.

ESSEX PROPERTY TRUST, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2011, 2010 and 2009

(4) Notes and Other Receivables

Notes receivables, secured by real estate, and other receivables consist of the following as December 31, 2011 and 2010 ($ in thousands):

	2011	2010

Note receivable, secured, bearing interest at 9.8%, paid in full January 2012	$7,331	$7,331
Note receivable, secured, bearing interest at 5.0%, due November 2012	12,428	-
Note receivable, secured, bearing interest at 8.8%, due December 2012	10,928	10,930
Note receivable, secured, bearing interest at LIBOR + 8.0%, due December 2012	6,422	6,513
Note receivable, secured, bearing interest at 8.0%, due November 2013	971	971
Note receivable, secured, bearing interest at 6.5%, due December 2014	3,221	3,221
Note receivable, secured, bearing interest at 6.3%, due June 2017	17,646	16,708
Note receivable from affiliates	2,734	531
Other receivables	4,688	3,239
	$66,369	$49,444

During the fourth quarter 2011, the Company originated a loan secured by land located in San Mateo, California.  The loan of $12.4 million has an interest rate of 5% and is due to mature in November 2012.  The loan was originated with a purchase and sale agreement that gives the Company an option to acquire the property during 2012 and develop a community with 197 units.

In the second quarter of 2010, the Company purchased a loan secured by Santee Court located in Los Angeles, California. This $25.7 million loan, with an October 2010 maturity date, was purchased at a discount for $21.0 million and the discount was accreted to interest income.  In late October 2010, the Company purchased the property for $31.1 million in a multiple bid process.

In the fourth quarter 2010, the Company purchased a mortgage note receivable at a discount to par value for $16.6 million secured by Reserve Lofts, a 78-unit condominium community operated as a rental property, located in Los Angeles, California.  Amounts outstanding under the terms of the loan totaled $19.2 million.    This note was amended during the first quarter of 2011 to accelerate the maturity date to February 2014 with an 18 month extension option at a stated interest rate of 6.3%; which resulted in a change in the effective yield to the Company from 8.4% to 9.6%.

In January 2012 the mortgage loan secured by California Hill was paid off in full for $7.3 million.

(5) Related Party Transactions

Management and other fees from affiliates is comprised primarily of asset management, property management, development and redevelopment fees from co-investments.  These fees to affiliates total $6.8 million, $4.1 million, and $4.3 million for the years ended December 31, 2011, 2010, and 2009, respectively, and a property acquisition fee of $0.5 million from the limited liability company that owns Skyline at MacArthur Place for the year ended December 31, 2010.  All of these fees are net of intercompany amounts eliminated by the Company.

The Company’s Chairman and founder, Mr. George Marcus, is the Chairman of The Marcus & Millichap Company (“TMMC”).  During the third quarter of 2010, the Company invested $12.0 million as a preferred equity interest investment in a related party entity that owns a 768-unit apartment community in Anaheim, California.  The entity that owns the property is an affiliate of TMCC.  The Company’s independent directors approved the investment in this entity.  The preferred return for this investment during the first five years is 13% per annum, and the preferred return increases to 15% thereafter.

ESSEX PROPERTY TRUST, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2011, 2010 and 2009

During the second quarter of 2010, the independent directors approved the partial redemption for cash by the Operating Partnership of limited Operating Partnership units that were held Mr. Marcus, at $106.76 per unit representing a 2% discount from the closing price of the Company’s common stock on May 17, 2010.  The Operating Partnership purchased 187,334 units from Mr. Marcus.  Under the Operating Partnership’s partnership agreement, limited partnership units are exchangeable on a one-for-one basis into shares of the Company’s common stock, or at the Company’s option, for cash.

An Executive Vice President of the Company invested $4.0 million for a 6% limited partnership interest in a partnership with the Company that acquired a 50% interest in a limited liability company that acquired Essex Skyline at MacArthur Place.  The Executive Vice President’s investment is equal to a pro-rata share of the contributions, and distributions resulting from distributable cash generated by Essex Skyline at MacArthur Place will be calculated in the same manner as the calculation of distributions to the third party investor.  The Executive Vice President does not participate in any promote interest or fees paid to the Company by the Essex Skyline at MacArthur Place joint venture.

(6) Discontinued Operations

During 2011, the Company sold one apartment community, Woodlawn Colonial, and one office building, Clarendon, for a total of $23.4 million resulting in gains totaling $8.4 million.  As of December 31, 2011 and 2010 no communities were held for sale.

During 2009, the Company sold five communities, Maple Leaf, Spring Lake, Mountain View, Carlton Heights Villas and Grand Regency totaling 353 units, for $38.0 million resulting in gains totaling $8.7 million.

The Company has recorded the gains and operations for these various assets sold as part of discontinued operations in the accompanying consolidated statements of operations.  The components of discontinued operations are outlined below and include the results of operations for the respective periods that the Company owned such assets ($ in thousands):

	2011	2010	2009

Revenues (1)	$4,081	$5,453	$7,504

Property operating expenses (1)	(1,861)	(2,342)	(3,007)
Depreciation and amortization	(1,115)	(1,491)	(1,980)
Expenses	(2,976)	(3,833)	(4,987)
Operating income from real estate sold	1,105	1,620	2,517

Gain on sale of real estate	8,382	-	8,626
Internal disposition costs	(839)	-	(683)
Income from discontinued operations	$8,648	$1,620	$10,460

(1)
For 2011, 2010 and 2009, discontinued operations consisted of the operating results of Woodland Colonial and Clarendon properties sold in 2011 and the operating results of Tierra del Sol/Norte and Alpine Country which were sold in 2012.

ESSEX PROPERTY TRUST, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2011, 2010 and 2009

(7) Mortgage Notes Payable

Mortgage notes payable consist of the following as of December 31, 2011 and 2010 ($ in thousands):

	2011	2010

Mortgage notes payable, secured by deeds of trust, bearing interest at ranges ranging from 4.9% to 7.4% as of December 31, 2011 principal and interest payments due monthly, and maturity dates ranging from August 2012 through April 2021	$1,502,208	$1,563,513
Multifamily housing mortgage revenue bonds secured by deeds of trust on rental properties and guaranteed by collateral pledge agreements, payable monthly at a variable rate as defined in the Loan Agreement (approximately 2.0% at December 2011 and 2.1% at December 2010), plus credit enhancement and underwriting fees ranging from approximately 1.2% to 1.9%. Among the terms imposed on the properties, which are security for the bonds, is a requirement that 20% of the units are subject to tenant income criteria. Principal balances are due in full at various maturity dates from June 2012 through December 2039.  Of these bonds $187.8 million are subject to various interest rate cap agreements which limit the maximum interest rate to such bonds
	243,650	269,232
	$1,745,858	$1,832,745

The aggregate scheduled principal payments of mortgage notes payable are as follows ($ in thousands):

2012	$35,953
2013	215,583
2014	77,179
2015	70,305
2016	12,907
Thereafter	1,333,931
$1,745,858

For the Company’s mortgage notes payable as of December 31, 2011, monthly interest expense and principal amortization, excluding balloon payments, totaled approximately $7.0 million and $1.9 million, respectively.  Second deeds of trust accounted for $110.7 million of the $1.7 billion in mortgage notes payable as of December 31, 2011.  Repayment of debt before the scheduled maturity date could result in prepayment penalties.  The prepayment penalty on the majority of the Company’s mortgage notes payable are computed by the greater of (a) 1% of the amount of the principal being prepaid or (b) the present value of the mortgage note payable which is calculated by multiplying the principal being prepaid by the difference between the interest rate of the mortgage note and the stated yield rate on a specified U.S. treasury security as defined in the mortgage note agreement.  (See Schedule III for a list of mortgage loans related to each community in the Company’s Portfolio.)

The Company has elected the fair value option for certain tax-exempt bonds assumed during 2010.  The initial fair value was $35.2 million and the fair value as of December 31, 2011 and 2010 was $35.3 million and $32.9 million, respectively.  The change in fair value of the debt is offset by the change in value of the total return swap for this debt.  This total return swap is discussed in Note 9.

In the fourth quarter of 2010, the Company entered into a 10-year $207.2 million term credit facility with Fannie Mae secured by seven communities at a fixed rate of 4.3%.  Interest expense is recorded on the debt at an effective interest rate of 6.8% as a result of settlement of forward-starting swaps.  Communities may be substituted or released from the facility based on certain loan to value and debt service coverage ratios, as defined in the credit facility agreement.

The Company has repurchased the remaining $4.9 million of its exchangeable bonds during 2010 and recognized a loss of $10 thousand in 2010.  Gains of $4.8 million for the year ended December 31, 2009 were recognized for exchangeable bonds repurchased in that year.

ESSEX PROPERTY TRUST, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2011, 2010 and 2009

(8) Unsecured Debt and Lines of Credit

The Company has two lines of credit aggregating $440.0 million as of December 31, 2011.  The Company has a $425.0 million unsecured line of credit with an accordion option to $500.0 million.  As of December 31, 2011 there was a $150.0 million balance on this unsecured line.  The underlying interest rate on the $425.0 million line is based on a tiered rate structure tied to Fitch and S&P ratings on the credit facility and the rate was LIBOR plus 1.25% as of December 31, 2011.  This facility matures in December 2014 with two one-year extensions, exercisable by the Company.  During the first quarter of 2011, the Company entered into a new working capital unsecured line of credit agreement for $15.0 million.  As of December 31, 2011 there was no balance outstanding on this unsecured line.  The underlying interest rate on the $15.0 million line is based on a tiered rate structure tied to Fitch and S&P ratings on the credit facility of LIBOR plus 1.25%.  This facility matured in January 2012.  During January 2012, the Company renegotiated the terms of the line of credit increasing the borrowing limit to $25.0 million and extended the term of the loan to January 2014, with a one year extension option.

The Company had a $250.0 million credit facility from Freddie Mac, which was secured by eleven apartment communities.  The Company elected to terminate the line of credit in the fourth quarter 2011 and expensed the related unamortized deferred finance charges totaling $0.6 million as loss on early retirement of debt.

During the 2011, the Company issued $265 million of unsecured bonds through private placements at an average interest rate of 4.5%, $150.0 million in the first quarter at 4.36% due in 2016, $40.0 million in the second quarter at 4.5% due in 2017, and $75.0 million, also in the second quarter, at 4.92% due in 2019.

During the fourth quarter of 2011, the Company closed a five year, $200 million unsecured term loan.  The term loan has a variable interest rate of LIBOR plus 1.4%.  In conjunction with this transaction the Company has entered into interest rate swap contracts for a term of five years with a total notional amount of $150 million that effectively convert the borrowing rate on $150 million of the $200 million term loan to a fixed rate of 2.66%.

The Company’s unsecured line of credit and unsecured debt agreements contain debt covenants related to limitations on indebtedness and liabilities and maintenance of minimum levels of consolidated earnings before depreciation, interest and amortization.  The Company was in compliance with the debt covenants as of December 31, 2011 and 2010.

(9) Derivative Instruments and Hedging Activities

The Company uses interest rate swaps and interest rate cap contracts to manage certain interest rate risks. The valuation of these instruments is determined using widely accepted valuation techniques including discounted cash flow analysis on the expected cash flows of each derivative. This analysis reflects the contractual terms of the derivatives, including the period to maturity, and uses observable market-based inputs, including interest rate curves. The fair values of interest rate swaps are determined using the market standard methodology of netting the discounted future fixed cash receipts (or payments) and the discounted expected variable cash payments (or receipts). The variable cash payments (or receipts) are based on an expectation of future interest rates (forward curves) derived from observable market interest rate curves. The Company incorporates credit valuation adjustments to appropriately reflect both its own nonperformance risk and the respective counterparty’s nonperformance risk in the fair value measurements.

During the fourth quarter of 2011, the Company entered into four interest rate swap contracts with an aggregate notional amount of $150.0 million that effectively fixed the interest rate on $150.0 million of the $200.0 million unsecured term loan at 2.66% through November 2016.  These derivatives qualify for hedge accounting.  As of December 31, 2011 the Company also had twelve interest rate cap contracts totaling a notional amount of $187.8 million that qualify for hedge accounting as they effectively limit the Company’s exposure to interest rate risk by providing a ceiling on the underlying variable interest rate for $202.7 million of the Company’s tax exempt variable rate debt.  The aggregate carrying value of the interest rate swap contracts was a liability of $1.4 million and the aggregate carrying value of the interest rate cap contracts was an asset of $0.2 million.

ESSEX PROPERTY TRUST, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2011, 2010 and 2009

During the first quarter of 2011, the Company settled its remaining $20.0 million forward starting swap contract for $2.3 million which was applied to the $32.0 million mortgage obtained in February 2011, increasing the effective borrowing rate from 5.4% to 6.2%.

During 2010, the Company settled $355 million in forward-starting swap contracts for $81.3 million, which was applied to 10-year mortgage loans obtained in 2010.  The settlement of the forward-starting swaps increased the average effective interest rate on the 2010 mortgage loans from 4.5% to 6.8%.   During 2010, the Company incurred $2.3 million in expense related to the ineffectiveness of certain of the settled forward-starting swap hedges, which is included in impairment and other charges in the accompanying consolidated statement of operations for the year ended December 31, 2010.  No hedge ineffectiveness on cash flow hedges was incurred during the years ended December 31, 2011 and 2009.

During July 2010, the Company entered into a swap transaction (the “Swap”) with respect to $38.0 million of tax-exempt bonds for the 101 San Fernando apartment community (the “Bonds”) with Citibank, N.A. (“Citibank”).  This swap is not designated as a hedge; accordingly the change in fair value of the swap is recorded as a gain or loss in the Company’s consolidated statement of operations.  Under the terms of the Swap, the Company pays a variable amount equal to the SIFMA Index plus a fixed spread on a notional amount that starts at $35.2 million and over the three-year term of the swap increases ratably to $38.0 million.  In return, Citibank pays an amount equal to the coupon on the Bonds multiplied by the outstanding par value of the bonds, $38.0 million.  The Swap has a termination date of July 12, 2013 and may be terminated by the Company at anytime commencing in July 2011 and by Citibank if certain events occur.  Upon termination of the swap, whether early or on the stated termination date, a payment based on the change in value of the Bonds will occur.  Should the Bonds decline in value from the $35.2 million value of the Bonds at the inception of the swap, the Company will be obligated to make a payment equal to 100% of the price depreciation.  Should the Bonds increase in value, Citibank will be obligated to make a payment equal to approximately 85% of the price appreciation. As of December 31, 2011 and 2010, the fair value of the swap was a liability of $1.8 million and $3.0 million, respectively.

(10) Lease Agreements

As of December 31, 2011 the Company is a lessor for three commercial buildings and the commercial portions of 19 mixed use communities. The tenants’ lease terms expire at various times through 2024.  The future minimum non-cancelable base rent to be received under these operating leases for each of the years ending after December 31 is summarized as follows ($ in thousands):

Future
Minimum
Rent
2012	$6,778
2013	6,772
2014	6,735
2015	5,404
2016	3,259
Thereafter	16,301
$45,249

ESSEX PROPERTY TRUST, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2011, 2010 and 2009

(11) Equity Transactions

Preferred Securities Offerings

As of December 31, 2011, the Company, has the following cumulative preferred securities outstanding:

		Shares	Shares	Liquidation
Description	Issue Date	Authorized	Outstanding	Preference
7.125% Series H	April 2011	8,000,000 shares	2,950,000 shares	$ 73,750
4.875% Series G	July 2006	5,980,000 shares	178,249 shares	$ 4,456

Dividends on the preferred securities are payable quarterly. The holders of the securities have limited voting rights if the required dividends are in arrears.

During the second quarter of 2011, the Company issued 2,950,000 shares of 7.125% Series H Cumulative Redeemable Preferred Stock (“Series H”) at a price of $25.00 per share for net proceeds of $71.2 million, net of costs and original issuance discounts.  The Series H has no maturity date and generally may not be called by the Company before April 13, 2016.  Net proceeds from the Series H offering were used to redeem all of the 7.875% Series B Cumulative Redeemable Preferred Units of Essex Portfolio, L.P. (“Series B”) with a liquidation value of $80.0 million, which resulted in excess of cash paid of $1.0 million over the carrying value of Series B due to deferred offering costs and original issuance discounts.

Also during the second quarter of 2011, the Company redeemed its 7.8125% Series F Preferred Stock (“Series F”) at liquidation value for $25.0 million which resulted in excess of cash paid of $0.9 million over the carrying value of Series F due to deferred offering costs and original issuance discounts.

During the third quarter of 2006, the Company sold 5,980,000 shares of 4.875% Series G Cumulative Convertible Preferred Stock (“Series G Preferred Stock”) for gross proceeds of $149.5 million.  Holders may convert Series G Preferred Stock into shares of the Company’s common stock subject to certain conditions.  The conversion rate was initially .1830 shares of common stock per the $25 share liquidation preference, which is equivalent to an initial conversion price of approximately $136.62 per share of common stock (the conversion rate will be subject to adjustment upon the occurrence of specified events).  On or after July 31, 2011, the Company may, under certain circumstances, cause some or all of the Series G Preferred Stock to be converted into that number of shares of common stock at the then prevailing conversion rate.  As of December 31, 2011 and 2010, shares of Series G Preferred Stock with an aggregate liquidation value of $4.5 million were outstanding.

Common Stock Offerings

For the year ended December 31, 2011, the Company issued 2.5 million shares of common stock at an average price of $133.29, for $323.9 million, net of fees and commissions.  During 2010 and 2009, the Company issued 2.4 million and 2.7 million shares of common stock for $251.4 million and $198.5 million, net of fees and commissions, respectively.  The Company used the net proceeds from such sales to pay down debt, repurchase preferred stock, fund redevelopment and development pipelines, fund acquisitions, and for general corporate purposes.

ESSEX PROPERTY TRUST, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2011, 2010 and 2009

(12) Net Income Per Common Share

Basic and diluted income from continuing operations per share are calculated as follows for the years ended December 31 ($ in thousands, except share and per share amounts):

	2011			2010			2009
		Weighted-	Per		Weighted-	Per		Weighted-	Per
		average	Common		average	Common		average	Common
		Common	Share		Common	Share		Common	Share
	Income	Shares	Amount	Income	Shares	Amount	Income	Shares	Amount
Basic:

Income from continuing operations available to common stockholders	$32,256	32,541,792	$0.99	$32,251	29,667,064	$1.09	$72,545	27,269,547	$2.66
Income from discontinued operations available to common stockholders	8,112	32,541,792	0.25	1,513	29,667,064	0.05	9,655	27,269,547	0.35
	40,368		$1.24	33,764		$1.14	82,200		3.01

Effect of Dilutive Securities (1)	-	86,922		-	67,319		4,224	2,477,067

Diluted:
Income from continuing operations available to common stockholders (1)	$32,256			$32,251			$72,545
Add: noncontrolling interests OP unitholders (2)	-			-			3,419
Adjusted income from continuing operations available to common stockholders (1)	32,256	32,628,714	$0.99	32,251	29,734,383	$1.09	75,964	29,746,614	$2.56
Income (loss) from discontinued operations available to common stockholders	8,112			1,513			9,655
Add: noncontrolling interests OP unitholders (2)	-			-			805
Adjusted income from discontinued operations available to common stockholders	8,112	32,628,714	0.25	1,513	29,734,383	0.05	10,460	29,746,614	0.35
	$40,368		$1.24	$33,764		$1.14	$86,424		$2.91

(1)
Weighted convertible limited partnership units of 2,231,807 and 2,293,886, which include vested Series Z incentive units, for the years ended December 31, 2011 and 2010, respectively, were not included in the determination of diluted EPS because they were anti-dilutive.  Weighted convertible limited partnership units of 2,447,751, which include vested Series Z incentive units, for the year ended December 31, 2009, were included in the determination of diluted EPS because they were dilutive.  The Company has the ability to redeem DownREIT limited partnership units for cash and does not consider them to be potentially dilutive securities.

Stock options of 175,500; 123,164; and 260,736 for the years ended December 31, 2011, 2010, and 2009, respectively, were not included in the diluted earnings per share calculation because the exercise price of these options were greater than the average market price of the common shares for the years ended and, therefore, were anti-dilutive.

All shares of cumulative convertible preferred stock Series G have been excluded from diluted earnings per share for the years ended 2011, 2010, and 2009 respectively, as the effect was anti-dilutive.

(2)
For the year ended December 31, 2009, net income allocated to convertible limited partnership units including vested Series Z units have been included in income available to common stock holders for the calculation of net income per common share since these units are included in the diluted weighted average common shares for the that year as discussed in (1) above.

ESSEX PROPERTY TRUST, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2011, 2010 and 2009

(13) Equity Based Compensation Plans

Stock Options and Restricted Stock

The Essex Property Trust, Inc. 2004 Stock Incentive Plan provides incentives to attract and retain officers, directors and key employees.  The Stock Incentive Plan provides for the grants of options to purchase a specified number of shares of common stock or grants of restricted shares of common stock.  Under the Stock Incentive Plan, the total number of shares available for grant is approximately 1,200,000.  The 2004 Stock Incentive Plan is administered by the Compensation Committee of the Board of Directors.  The Compensation Committee is comprised of independent directors.   The Compensation Committee is authorized to establish the exercise price; however, the exercise price cannot be less than 100% of the fair market value of the common stock on the grant date.  The Company’s options have a life of ten years.  Option grants for officers and employees fully vest between one year and five years after the grant date.

Stock-based compensation expense for options and restricted stock under the fair value method totaled $1.5 million, $1.0 million, and $1.2 million for years ended December 31, 2011, 2010 and 2009 respectively.  Stock-based compensation capitalized for options and restricted stock totaled $0.2 million for each of the years ended December 31, 2011, 2010 and 2009.  The intrinsic value of the options exercised totaled $3.8 million, $2.9 million, and $0.5 million, for the years ended December 31, 2011, 2010, and 2009 respectively.  The intrinsic value of the options outstanding and fully vested totaled $10.6 million, $7.7 million, and $4.1 million, for the years ended December 31, 2011, 2010 and 2009, respectively.

Total unrecognized compensation cost related to unvested share-based compensation granted for stock options totaled $2.6 million as of December 31, 2011.  The unrecognized compensation cost is expected to be recognized over a weighted-average period of 2 to 5 years for the stock option plans.

The average fair value of stock options granted for the years ended December 31, 2011, 2010 and 2009 was $14.49, $18.39 and $5.24, respectively.  The stock options granted during the fourth quarter of 2011 included a $100 cap on the appreciation of the market price over the exercise price.  The fair value of stock options was estimated on the date of grant using the Black-Scholes option pricing model with the following weighted average assumptions used for grants:

	2011	2010	2009
Stock price	$131.87	$107.21	$66.05-$84.90
Risk-free interest rates	2.23%	3.50%	4.58%
Expected lives	10 years	10 years	10 years
Volatility	19.63%	22.00%	20.00%
Dividend yield	3.29%	3.85%	4.85%

A summary of the status of the Company’s stock option plans as of December 31, 2011, 2010, and 2009 and changes during the years ended on those dates is presented below:

	2011		2010		2009
		Weighted-		Weighted-		Weighted-
		average		average		average
		exercise		exercise		exercise
	Shares	price	Shares	price	Shares	price
Outstanding at beginning of year	300,642	$88.11	378,542	$82.08	393,443	$80.63
Granted	197,500	131.87	18,214	107.21	32,259	76.68
Exercised	(83,122)	84.24	(78,381)	63.97	(18,407)	38.31
Forfeited and canceled	-	0.00	(17,733)	105.40	(28,753)	85.11
Outstanding at end of year	415,020	109.71	300,642	88.11	378,542	82.08

Options exercisable at year end	219,820	92.31	265,770	86.28	329,909	81.37

ESSEX PROPERTY TRUST, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2011, 2010 and 2009

The following table summarizes information about stock options outstanding as of December 31, 2011:

	Options outstanding			Options exercisable
	Number	Weighted-		Number
	outstanding	average	Weighted-	exercisable	Weighted-
	as of	remaining	average	as of	average
Range of	December 31,	contractual	exercise	December 31,	exercise
exercise prices	2011	life	price	2011	price
$48.68 - 73.38	50,577	2.8 years	$61.78	50,577	$61.78
79.05 - 125.84	167,693	5.0 years	97.70	148,193	97.15
126.73 - 134.44	196,750	9.8 years	132.27	21,050	131.66
	415,020	7.0 years	109.71	219,820	92.31

During 2011, 2010, and 2009 the Company issued 1,540, 14,415, and 18,954 shares of restricted stock, respectively.  The unrecognized compensation cost granted under the restricted stock program of $2.8 million as of December 31, 2011 is expected to be recognized straight-line over a period of 6 years.

The following table summarizes information about restricted stock outstanding as of December 31, 2011, 2010 and 2009 and changes during the years ended:

	2011		2010		2009
		Weighted-		Weighted-		Weighted-
		average		average		average
		grant		grant		grant
	Shares	price	Shares	price	Shares	price
Unvested at beginning of year	44,877	$102.46	37,727	$99.43	30,304	$119.31
Granted	1,540	134.44	14,415	109.62	18,954	75.77
Vested	(9,532)	104.91	(6,126)	102.27	(5,647)	108.49
Forfeited and canceled	(1,666)	94.35	(1,139)	93.92	(5,884)	116.89
Unvested at end of year	35,219	98.57	44,877	102.46	37,727	99.43

Long Term Incentive Plan – Z Units

The Company has adopted an incentive program involving the issuance of Series Z Incentive Units and Series Z-1 Incentive Units (collectively referred to as “Z Units”) of limited partnership interest in the Operating Partnership.  Vesting in the Z Units is based on performance criteria established in the plan.  The criteria can be revised at the beginning of the year by the Board's Compensation Committee if the Committee deems that the plan's criterion is unachievable for any given year.   The sale of Z Units is contractually prohibited.  Z Units are convertible into Operating Partnership units which are exchangeable for shares of the Company’s common stock that may have marketability restrictions.  The estimated fair value of a Z Unit is determined on the grant date and considers the company's current stock price, the dividends that are not paid on unvested units and a marketability discount for the 8 to 15 years of illiquidity.  Compensation expense is calculated by multiplying estimated vesting increases for the period by the estimated fair value as of the grant date less its $1.00 per unit purchase price.

Stock-based compensation expense for Z Units under the fair value method totaled approximately $1.5 million, $2.3 million and $1.5 million for the years ended December 31, 2011, 2010 and 2009, respectively.  Stock-based compensation capitalized for Z Units totaled approximately $0.3 million, $0.6 million, and $0.4 million, for the years ended December 31, 2011, 2010, and 2009, respectively.  The intrinsic value of the Z Units unvested totaled $23.7 million as of December 31, 2011.  Total unrecognized compensation cost related to Z Units unvested under the Z Units plans totaled $8.9 million as of December 31, 2011.  The unamortized cost is expected to be recognized over the next 15 years subject to the achievement of the stated performance criteria.

ESSEX PROPERTY TRUST, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2011, 2010 and 2009

The issuance of Z Units is administered by the Compensation Committee which has the authority to select participants and determine the awards to be made up to a maximum of 600,000 Z Units.  For Z units issued prior 2010, the conversion ratchet (accounted for as vesting) of the Z Units into common units, will increase by up to 10% (up to 20% in certain circumstances following their initial issuance) effective January 1 of each year for each participating executive who remains employed by the Company if the Company has met a specified “funds from operations” per share target, or such other target as the Compensation Committee deems appropriate, for the prior year, up to a maximum conversion ratchet of 100%.  Z units issued in 2011 and 2010 are discussed below.  The Operating Partnership has the option to redeem Z Units held by any executive whose employment has been terminated with either common units of the Operating Partnership or shares of the Company’s common stock based on the then-effective conversion ratchet.

During 2010, the Operating Partnership issued 108,000 Series Z-1 Incentive Units (the “2010 Z-1 Units”) of limited partner interest to twenty executives of the Company in exchange for cash from seven executive officers of the Company, and a capital commitment from the remaining thirteen executives of $1.00 per 2010 Z-1 Unit.  The 2010 Z-1 Units are convertible one-for-one into common units of the Operating Partnership (which, in turn, are convertible into common stock of the Company) upon the earlier to occur of 100 percent vesting of the units or the year 2025.  The conversion ratchet (accounted for as vesting) of the 2010 Z-1 Units into common units, increased to 20 percent effective January 1, 2011 because the Company achieved the FFO minimum target of $4.75 per diluted share in 2010.  Each year thereafter, vesting of the 2010 Z-1 Units will be consistent with the Company’s annual FFO growth, but is not to be less than zero or greater than 14 percent.  The 2010 Z-1 Unit holders were entitled to receive 10 percent of dividends distributed to common stockholders in 2010, and because the Company achieved the FFO minimum target of $4.75 per diluted share in 2010, the 2010 Z-1 Unit holders were entitled to 25 percent of annual dividends paid in 2011.  Each year thereafter, the percent of distributions received by the 2010 Z-1 Unit holders will increase by the same percentage amounts that the 2010 Z-1 Units vesting increases, provided that once the 2010 Z-1 Units holders receive distributions of 30 percent, such distribution percentage will not increase further until the 2010 Z-1 Unit vesting is at the 30 percent level.  Once such vesting percentage is at the 30 percent level, subsequent distributions for the 2010 Z-1 Unit holders will be equal to the vesting percentage of the 2010 Z-1 Units.

During 2011, the Operating Partnership issued 46,500 Series Z-1 Incentive Units (the “2011 Z-1 Units”) of limited partner interest to fourteen executives of the Company in exchange for cash from eight executive officers of the Company, and a capital commitment from the remaining six executives of $1.00 per 2011 Z-1 Unit.  The 2011 Z-1 Units are convertible one-for-one into common units of the Operating Partnership (which, in turn, are convertible into common stock of the Company) upon the earlier to occur of 100 percent vesting of the units or the year 2026.  The conversion ratchet (accounted for as vesting) of the 2011 Z-1 Units into common units, increased to 10 percent effective January 1, 2012 because the Company achieved the FFO minimum target of $5.65 per diluted share in 2011.  Each year thereafter, vesting of the 2011 Z-1 Units will be consistent with the Company’s annual FFO growth, but is not to be less than zero or greater than 14 percent.  The 2011 Z-1 Unit holders are entitled to receive 10 percent of dividends distributed to common stockholders in 2011, and because the Company achieved the FFO minimum target of $5.65 per diluted share in 2011, the 2011 Z-1 Unit holders were entitled to 20 percent of annual dividends paid in 2012.  Each year thereafter, the percent of distributions received by the 2011 Z-1 Unit holders will increase by the same percentage amounts that the 2011 Z-1 Units vesting increases, provided that once the 2011 Z-1 Units holders receive distributions of 30 percent, such distribution percentage will not increase further until the 2011 Z-1 Unit vesting is at the 30 percent level.  Once such vesting percentage is at the 30 percent level, subsequent distributions for the 2011 Z-1 Unit holders will be equal to the vesting percentage of the 2011 Z-1 Units.

ESSEX PROPERTY TRUST, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2011, 2010 and 2009

The following table summarizes information about the Z Units outstanding as of December 31, 2011 ($ in thousands):

	Long Term Incentive Plan - Z Units
			Aggregate			Weighted-
			Intrinsic		Weighted-	average
	Total	Total	Value	Total	average	Remaining
	Vested	Unvested	of Unvested	Outstanding	Grant-date	Contractual
	Units	Units	Units	Units	Fair Value	Life
Balance, December 2008	250,928	143,604	$10,878	394,532	$39.36	9.2 years
Vested	37,723	(37,723)		-
Balance, December 2009	288,651	105,881	8,751	394,532	39.36	8.2 years
Granted	-	108,000		108,000
Vested	37,629	(37,629)		-
Cancelled		(4,350)		(4,350)
Balance, December 2010	326,280	171,902	19,463	498,182	54.15	11.2 years
Granted	-	46,500		46,500
Vested	44,520	(44,520)		-
Converted	(191,718)	-		(191,718)
Cancelled	-	(3,863)		(3,863)
Balance, December 2011	179,082	170,019	$23,719	349,101	$58.17	12.3 years

 (14) Segment Information

The Company defines its reportable operating segments as the three geographical regions in which its communities are located: Southern California, Northern California and Seattle Metro.  Excluded from segment revenues are communities classified in discontinued operations, management and other fees from affiliates, and interest and other income.  Non-segment revenues and net operating income included in the following schedule also consist of revenue generated from commercial properties.  Other non-segment assets include real estate under development, co-investments, cash and cash equivalents, marketable securities, notes and other receivables, prepaid expenses and other assets and deferred charges.

ESSEX PROPERTY TRUST, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2011, 2010 and 2009

The revenues and net operating income for each of the reportable operating segments are summarized as follows for the years ended December 31, 2011, 2010, and 2009 ($ in thousands):

	Years Ended December 31,
	2011	2010	2009
Revenues:
Southern California	$223,304	$200,541	$201,083
Northern California	149,457	127,302	121,582
Seattle Metro	81,967	70,348	71,060
Other real estate assets	10,985	7,537	7,825
Total property revenues	$465,713	$405,728	$401,550

Net operating income:
Southern California	$146,519	$132,150	$134,179
Northern California	99,047	82,288	80,274
Seattle Metro	52,173	43,006	44,603
Other real estate assets	8,740	5,120	5,037
Total net operating income	306,479	262,564	264,093

Depreciation	(151,428)	(128,221)	(116,540)
Interest expense before amortization	(91,694)	(82,756)	(81,196)
Amortization expense	(11,474)	(4,828)	(4,820)
Management and other fees	6,780	4,551	4,325
General and administrative	(20,694)	(23,255)	(24,966)
Cost of management and other fees	(4,610)	(2,707)	(3,096)
Impairment and other charges	-	(2,302)	(13,084)
Interest and other income	17,139	27,841	13,040
Gain (loss) on early retirement of debt	(1,163)	(10)	4,750
Equity (loss) income in co-investments	(467)	(1,715)	670
Gain on sale of real estate	-	-	103

Income before discontinued operations	$48,868	$49,162	$43,279

Total assets for each of the reportable operating segments are summarized as follow as of December 31, 2011 and 2010 ($ in thousands):

	As of December 31,
Assets:	2011	2010
Southern California	$1,478,018	$1,428,264
Northern California	1,241,320	1,119,555
Seattle Metro	579,612	560,463
Other real estate assets	94,088	80,726
Net reportable operating segments - real estate assets	3,393,038	3,189,008
Real estate for development	44,280	217,531
Co-investments	383,412	107,840
Cash and cash equivalents, including restricted cash	35,463	35,694
Marketable securities	74,275	92,310
Notes and other receivables	66,369	49,444
Other non-segment assets	40,127	41,060
Total assets	$4,036,964	$3,732,887

ESSEX PROPERTY TRUST, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2011, 2010 and 2009

(15) 401(k) Plan

The Company has a 401(k) benefit plan (the “Plan”) for all full-time employees who have completed six months of service. Employee contributions are limited by the maximum allowed under Section 401(k) of the Internal Revenue Code.  The Company matches the employee contributions for non-highly compensated personnel, up to 50% of their contribution up to a specified maximum.  Company contributions to the Plan were approximately $0.3 million, $0.3 million, and $0.2 million for the years ended December 31, 2011, 2010, and 2009, respectively.

(16) Commitments and Contingencies

At December 31, 2011, the Company had six non-cancelable ground leases for certain apartment communities and buildings that expire between 2027 and 2080.  Land lease payments are typically the greater of a stated minimum or a percentage of gross rents generated by these apartment communities.  Total minimum lease commitments, under land leases and operating leases, are approximately $1.6 million per year for the next five years.

To the extent that an environmental matter arises or is identified in the future that has other than a remote risk of having a material impact on the financial statements, the Company will disclose the estimated range of possible outcomes, and, if an outcome is probable, accrue an appropriate liability for remediation and other potential liability. The Company will consider whether such occurrence results in an impairment of value on the affected property and, if so, impairment will be recognized.

Except with respect to three communities, the Company has no indemnification agreements from third parties for potential environmental clean-up costs at its communities.  The Company has no way of determining at this time the magnitude of any potential liability to which it may be subject arising out of unknown environmental conditions or violations with respect to the communities formerly owned by the Company.  No assurance can be given that existing environmental studies with respect to any of the communities reveal all environmental liabilities, that any prior owner or operator of a Property did not create any material environmental condition not known to the Company, or that a material environmental condition does not otherwise exist as to any one or more of the communities.  The Company has limited insurance coverage for the types of environmental liabilities described above.

The Company has entered into transactions that may require the Company to pay the tax liabilities of the partners in the Operating Partnership or in the DownREIT entities.  These transactions are within the Company’s control. Although the Company plans to hold the contributed assets or defer recognition of gain on their sale pursuant to like-kind exchange rules under Section 1031 of the Internal Revenue Code the Company can provide no assurance that it will be able to do so and if such tax liabilities were incurred they may to have a material impact on the Company’s financial position.

There have been a number of lawsuits in recent years against owners and managers of apartment communities alleging personal injury and property damage caused by the presence of mold in residential real estate. Some of these lawsuits have resulted in substantial monetary judgments or settlements.  The Company has been sued for mold related matters and has settled some, but not all, of such matters.   Insurance carriers have reacted to mold related liability awards by excluding mold related claims from standard policies and pricing mold endorsements at prohibitively high rates.  The Company has, however, purchased pollution liability insurance, which includes some coverage for mold.  The Company has adopted policies for promptly addressing and resolving reports of mold when it is detected, and to minimize any impact mold might have on residents of the property.  The Company believes its mold policies and proactive response to address any known existence, reduces its risk of loss from these cases.  There can be no assurances that the Company has identified and responded to all mold occurrences, but the company promptly addresses all known reports of mold.  Liabilities resulting from such mold related matters are not expected to have a material adverse effect on the Company’s financial condition, results of operations or cash flows.  As of December 31, 2011, potential liabilities for mold and other environmental liabilities are not considered probable or the loss cannot be quantified or estimated.

ESSEX PROPERTY TRUST, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2011, 2010 and 2009

The Company carries comprehensive liability, fire, extended coverage and rental loss insurance for each of the communities.  Insured risks for comprehensive liabilities covers claims in excess of $25,000 per incident, and property casualty insurance covers losses in excess of a $5.0 million deductible per incident. There are, however, certain types of extraordinary losses, such as, for example, losses from terrorism and earthquake, for which the Company does not have insurance. Substantially all of the communities are located in areas that are subject to earthquakes.

The Company provided a loan and construction completion guarantee to the lender in order to fulfill the lender’s standard financing requirements related to the construction of the Queen Anne community.  The outstanding balance for the construction loan is included in the debt line item in the balance sheet of the co-investments included in Note 3.  The construction completion guarantee is for the life of the loan, which is scheduled to mature on July 1, 2014, with two, one-year extension options at the Queen Anne joint venture’s option.  As of December 31, 2011, the Company was in compliance with all terms of the construction loan and the construction of the community is expected to be completed on time and within budget.  The maximum exposure of the guarantee as of December 31, 2011 was $79.1 million based on the construction costs that were budgeted to be incurred to complete the construction.

The Company provided a payment guarantee to the counterparties in relation to the total return swaps entered into by the joint venture responsible for the development of the Fountain at La Brea and Santa Monica at La Brea communities.  Further the Company has guaranteed completion of development and made certain debt service guarantees for Fountain at La Brea and Santa Monica at La Brea.  The outstanding balance for the loans is included in the debt line item in the balance sheet of the co-investments included in Note 3.  The payment guarantee is for the payment of the amounts due to the counterparty related total return swaps which are scheduled to mature in September and December 2016.  The maximum exposure of the guarantee as of December 31, 2011 was $28.5 million based on the aggregate outstanding debt amount.

The Company is subject to various other lawsuits in the normal course of its business operations.  Such lawsuits are not expected to have a material adverse effect on the Company’s financial condition, results of operations or cash flows.

(17) Subsequent Events

In January 2012, the Company acquired Bon Terra, a 60-unit community located adjacent to Delano in Redmond, Washington for $16.0 million.  Located on the same block, Delano and Bon Terra are operated as one community.  Also in January, the Company acquired Reed Square, a 100-unit community located in Sunnyvale, California for $23.0 million.

During the first quarter of 2012, the Company sold Tierra Del Sol/Norte, a 156 unit community located in the San Diego, California for $17.2 million for a gain of $7.0 million.  Also in the first quarter, the Company sold Alpine Country, a 108 unit community located in San Diego metropolitan area, for $11.1 million for a gain of $3.9 million.

On August 15, 2012, the Operating Partnership issued $300 million aggregate principal amount of its 3.625% Senior Notes due 2022 (the "Notes").  The Operating Partnership offered the Notes at 98.99% of the principal amount thereof. The Notes are general unsecured senior obligations of the Operating Partnership and will rank equally in right of payment with all other senior unsecured obligations of the Operating Partnership. However, the Notes are effectively subordinated to all of the Operating Partnership's existing and future secured indebtedness (to the extent of the collateral securing such indebtedness) and to all existing and future liabilities and preferred equity, whether secured or unsecured, of the Operating Partnership's subsidiaries. The Notes bear interest at 3.625% per annum. Interest is payable semi-annually in arrears on February 15 and August 15 of each year, beginning February 15, 2013 until the maturity date of August 15, 2022. The Operating Partnership's obligations under the Notes are fully and unconditionally guaranteed by the Company.

ESSEX PROPERTY TRUST, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2011, 2010 and 2009

(18) Quarterly Results of Operations (Unaudited)

The following is a summary of quarterly results of operations for 2011 and 2010 ($ in thousands, except per share and dividend amounts):

	Quarter ended	Quarter ended	Quarter ended	Quarter ended
	December 31	September 30	June 30	March 31
2011:
Total property revenues	$122,373	$117,226	$114,906	$111,208

Income before discontinued operations	$14,492	$11,767	$10,503	$12,106

Net income	$17,867	$11,085	$16,053	$12,511
Net income available to common stockholders	$13,937	$7,688	$10,325	$8,418
Per share data:
Net income:
Basic	$0.42	$0.23	$0.32	$0.27

Diluted	$0.42	$0.23	$0.32	$0.27
Market price:
High	$148.44	$145.40	$138.31	$124.41
Low	$111.25	$119.15	$122.67	$109.98
Close	$140.51	$120.04	$135.29	$124.00
Dividends declared	$1.04	$1.04	$1.04	$1.04

2010:
Total property revenues	$106,703	$102,470	$98,208	$98,347

Income before discontinued operations	$8,260	$10,037	$13,413	$17,452

Net income	$8,628	$10,426	$13,869	$17,859
Net income available to common stockholders	$4,778	$6,377	$9,482	$13,127
Per share data:
Net income:
Basic	$0.16	$0.21	$0.32	$0.45

Diluted	$0.16	$0.21	$0.32	$0.45
Market price:
High	$117.12	$115.08	$113.03	$93.98
Low	$105.60	$92.62	$89.23	$76.35
Close	$114.22	$109.44	$97.54	$89.95
Dividends declared	$1.03	$1.03	$1.03	$1.03

ESSEX PROPERTY TRUST, INC. AND SUBSIDIARIES
Financial Statement Schedule III
Real Estate and Accumulated Depreciation
December 31, 2011
(Dollars in thousands)

						Costs
				Initial cost		capitalized	Gross amount carried at close of period
					Buildings and	subsequent to	Land and	Buildings and		Accumulated	Date of	Date	Lives
Property	Units	Location	Encumbrance	Land	improvements	acquisition	improvements	improvements	Total(1)	depreciation	construction	acquired	(years)
Encumbered communities

Alpine Village	301	Alpine, CA	15,690	4,967	19,728	3,062	4,982	22,775	27,757	7,170	1971	12/02	3-30
Anchor Village	301	Mukilteo, WA	10,750	2,498	10,595	10,541	2,824	20,810	23,634	8,070	1981	01/97	3-30
Avondale at Warner Center	446	Woodland Hills, CA	47,396	10,536	24,522	13,764	10,601	38,221	48,822	17,483	1970	01/97	3-30
Bridgeport	184	Newark, CA	22,051	1,608	7,582	5,605	1,525	13,270	14,795	8,870	1987	07/87	3-30
Barkley, The(2)	161	Anaheim, CA	17,015	-	8,520	4,229	2,353	10,396	12,749	3,975	1984	04/00	3-30
Bel Air	462	San Ramon, CA	56,759	12,105	18,252	19,590	12,682	37,265	49,947	17,133	1988	01/97	3-30
Belmont Station	275	Los Angeles, CA	30,045	8,100	66,666	2,645	8,267	69,144	77,411	10,007	2008	12/08	3-30
Bella Villagio	231	San Jose, CA	38,834	17,247	40,343	1,295	17,247	41,638	58,885	1,802	2004	09/10	3-30
Brentwood	140	Santa Ana, CA	19,603	2,833	11,303	5,282	3,502	15,916	19,418	5,049	1970	11/01	3-30
Brighton Ridge	264	Renton, WA	14,948	2,623	10,800	2,560	2,656	13,327	15,983	6,654	1986	12/96	3-30
Brookside Oaks	170	Sunnyvale, CA	20,277	7,301	16,310	19,168	10,328	32,451	42,779	9,673	1973	06/00	3-30
Camarillo Oaks	564	Camarillo, CA	48,622	10,953	25,254	2,362	11,075	27,494	38,569	14,171	1985	07/96	3-30
Camino Ruiz Square	160	Camarillo, CA	21,110	6,871	26,119	685	6,931	26,744	33,675	4,555	1990	12/06	3-30
Canyon Oaks	250	San Ramon, CA	29,389	19,088	44,473	1,028	19,088	45,501	64,589	7,191	2005	05/07	3-30
Canyon Pointe	250	Bothell, WA	14,689	4,692	18,288	3,116	4,693	21,403	26,096	6,118	1990	10/03	3-30
Capri at Sunny Hills	100	Fullerton, CA	18,132	3,337	13,320	5,639	4,048	18,248	22,296	6,026	1961	09/01	3-30
Carlyle, The	132	San Jose, CA	18,936	3,954	15,277	9,718	5,801	23,148	28,949	8,372	2000	04/00	3-30
City View	572	Hayward, CA	64,254	9,883	37,670	20,103	10,350	57,306	67,656	25,819	1975	03/98	3-30
Coldwater Canyon	39	Studio City, CA	5,623	1,674	6,640	1,108	1,676	7,746	9,422	1,589	1979	05/07	3-30
Courtyard off Main	109	Bellevue, WA	16,491	7,465	21,405	1,265	7,465	22,670	30,135	924	2000	10/10	3-30
Devonshire	276	Hemet, CA	10,216	3,470	13,786	1,981	3,482	15,755	19,237	5,080	1988	12/02	3-30
Elevation (Eagle Rim)	157	Redmond, WA	12,087	4,758	14,285	3,840	4,757	18,125	22,882	1,077	1986	06/10	3-30
Emerald Ridge - North	180	Bellevue, WA	9,967	3,449	7,801	2,592	3,449	10,393	13,842	6,101	1987	11/94	3-30
Esplanade	278	San Jose, CA	45,836	18,170	40,086	5,065	18,429	44,892	63,321	11,393	2002	11/04	3-30
Evergreen Heights	200	Kirkland, WA	10,143	3,566	13,395	2,704	3,649	16,016	19,665	7,619	1990	06/97	3-30
Fairwood Pond	194	Renton, WA	13,574	5,296	15,564	1,782	5,297	17,345	22,642	4,511	1997	10/04	3-30
Fountain Park	705	Playa Vista, CA	97,747	25,073	94,980	20,409	25,203	115,259	140,462	31,693	2002	02/04	3-30
Harvest Park	104	Santa Rosa, CA	10,895	6,700	15,479	720	6,690	16,209	22,899	2,769	2004	03/07	3-30
Hampton Place	132	Glendale, CA	21,602	4,288	11,081	3,033	4,307	14,095	18,402	5,901	1970	06/99	3-30
Hidden Valley	324	Simi Valley, CA	31,180	14,174	34,065	1,155	11,663	37,731	49,394	9,383	2004	12/04	3-30
Highridge	255	Rancho Palos Verdes, CA	44,807	5,419	18,347	20,037	6,073	37,730	43,803	14,420	1972	05/97	3-30
Highlands at Wynhaven	333	Issaquah, WA	33,859	16,271	48,932	3,595	16,271	52,527	68,798	6,280	2000	08/08	3-30
Hillcrest Park	608	Newbury Park, CA	70,707	15,318	40,601	12,920	15,755	53,084	68,839	23,030	1973	03/98	3-30
Hillsborough Park	235	La Habra, CA	38,566	6,291	15,455	1,029	6,272	16,503	22,775	6,820	1999	09/99	3-30
Huntington Breakers	342	Huntington Beach, CA	39,321	9,306	22,720	4,601	9,315	27,312	36,627	12,592	1984	10/97	3-30
Inglenook Court	224	Bothell, WA	8,300	3,467	7,881	5,251	3,474	13,125	16,599	7,262	1985	10/94	3-30
Kings Road	196	Los Angeles, CA	29,863	4,023	9,527	7,148	4,031	16,667	20,698	6,856	1979	06/97	3-30
Le Parc Luxury Apartments	140	Santa Clara, CA	12,678	3,090	7,421	10,704	3,092	18,123	21,215	7,834	1975	02/94	3-30
Marbrisa	202	Long Beach, CA	19,391	4,700	18,605	2,026	4,760	20,571	25,331	6,506	1987	09/02	3-30
Mirabella	188	Marina Del Rey, CA	47,154	6,180	26,673	12,220	6,270	38,803	45,073	12,680	2000	05/00	3-30
Mill Creek at Windermere	400	San Ramon, CA	50,787	29,551	69,032	1,242	29,551	70,274	99,825	10,199	2005	09/07	3-30
Park Place/Windsor Court/Cochran	176	Los Angeles, CA	20,299	4,965	11,806	7,613	5,015	19,369	24,384	9,093	1988	08/97	3-30
Montclaire, The	390	Sunnyvale, CA	47,934	4,842	19,776	19,287	4,997	38,908	43,905	24,654	1973	12/88	3-30
Montejo	124	Garden Grove, CA	13,538	1,925	7,685	2,029	2,194	9,445	11,639	3,351	1974	11/01	3-30
Monterey Villas	122	Oxnard, CA	12,776	2,349	5,579	4,425	2,424	9,929	12,353	4,209	1974	07/97	3-30
Park Hill at Issaquah	245	Issaquah, CA	29,956	7,284	21,937	1,488	7,284	23,425	30,709	5,965	1999	02/99	3-30
(Continued)

ESSEX PROPERTY TRUST, INC. AND SUBSIDIARIES
Financial Statement Schedule III
Real Estate and Accumulated Depreciation
December 31, 2011
(Dollars in thousands)

						Costs
				Initial cost		capitalized	Gross amount carried at close of period
					Buildings and	subsequent to	Land and	Buildings and		Accumulated	Date of	Date	Lives
Property	Units	Location	Encumbrance	Land	improvements	acquisition	improvements	improvements	Total(1)	depreciation	construction	acquired	(years)
Encumbered communities (continued)
Palisades, The	192	Bellevue, WA	21,596	1,560	6,242	9,390	1,565	15,627	17,192	9,084	1977	05/90	3-30
Pathways	296	Long Beach, CA	38,747	4,083	16,757	17,418	6,239	32,019	38,258	18,707	1975	02/91	3-30
Pointe at Cupertino, The	116	Cupertino, CA	12,173	4,505	17,605	7,383	4,505	24,988	29,493	5,141	1963	08/98	3-30
101 San Fernando	323	San Jose, CA	35,261	4,173	58,961	2,332	4,173	61,293	65,466	3,059	2001	07/10	3-30
Sammamish View	153	Bellevue, WA	10,020	3,324	7,501	5,255	3,331	12,749	16,080	7,296	1986	11/94	3-30
Stevenson Place	200	Fremont, CA	22,320	996	5,582	6,594	1,001	12,171	13,172	8,074	1971	04/83	3-30
Stonehedge Village	196	Bothell, WA	12,907	3,167	12,603	3,501	3,201	16,070	19,271	7,642	1986	10/97	3-30
Summerhill Park	100	Sunnyvale, CA	13,971	2,654	4,918	956	2,656	5,872	8,528	4,253	1988	09/88	3-30
Summit Park	300	San Diego, CA	19,457	5,959	23,670	2,984	5,977	26,636	32,613	8,564	1972	12/02	3-30
The Bernard	63	Seattle, CA	10,344	3,699	11,345	5	3,699	11,350	15,049	108	2008	09/11	3-30
Magnolia Square	156	Sunnyvale, CA	18,589	8,190	19,306	8,465	8,191	27,770	35,961	3,427	1969	09/07	3-30
Tierra Vista	404	Oxnard, CA	58,462	13,652	53,336	1,837	13,661	55,164	68,825	14,308	2001	01/01	3-30
Treehouse	164	Santa Ana, CA	17,568	2,626	10,485	3,863	2,957	14,017	16,974	4,371	1970	11/01	3-30
Valley Park	160	Fountain Valley, CA	22,983	3,361	13,420	3,123	3,761	16,143	19,904	5,481	1969	11/01	3-30
Villa Angelina	256	Placentia, CA	28,020	4,498	17,962	3,101	4,962	20,599	25,561	6,910	1970	11/01	3-30
Vista Belvedere	76	Tiburon, CA	10,499	5,573	11,901	3,445	5,573	15,346	20,919	4,457	1963	08/04	3-30
Wandering Creek	156	Kent, WA	5,300	1,285	4,980	3,144	1,296	8,113	9,409	4,499	1986	11/95	3-30
Waterford, The	238	San Jose, CA	31,975	11,808	24,500	12,052	15,165	33,195	48,360	12,433	2000	06/00	3-30
Wilshire Promenade	149	Fullerton, CA	18,560	3,118	7,385	6,395	3,797	13,101	16,898	5,288	1992	01/97	3-30
Wharfside Pointe	142	Seattle, WA	7,277	2,245	7,020	5,531	2,258	12,538	14,796	6,155	1990	06/94	3-30
			1,729,822	442,136	1,391,045	398,435	459,766	1,771,849	2,231,615	557,187
Unencumbered communities
Allegro	97	Valley Village, CA		5,869	23,977	792	5,869	24,769	30,638	1,323	2010	10/10	3-30
Alpine Country	108	Alpine, CA		1,741	6,914	869	1,746	7,778	9,524	2,413	1986	12/02	3-30
Anavia	250	Anaheim, CA		15,925	63,712	5,243	15,925	68,955	84,880	2,360	2009	12/10	3-30
Axis 2300	115	Irvine, CA		5,405	33,585	438	5,405	34,023	39,428	1,988	2010	08/10	3-30
Bluffs II, The	224	San Diego, CA		3,405	7,743	8,622	3,442	16,328	19,770	4,995	1974	06/97	3-30
Bellerive	63	Los Angeles, CA		5,401	21,803	363	5,401	22,166	27,567	325	2011	08/11	3-30
Belmont Terrace	71	Belmont, CA		4,446	10,290	2,118	4,473	12,381	16,854	2,959	1974	10/06	3-30
Bonita Cedars	120	Bonita, CA		2,496	9,913	1,418	2,503	11,324	13,827	3,643	1983	12/02	3-30
Boulevard	172	Fremont, CA		3,520	8,182	9,707	3,580	17,829	21,409	8,521	1978	01/96	3-30
Bridle Trails	108	Kirkland, WA		1,500	5,930	4,922	1,531	10,821	12,352	4,656	1986	10/97	3-30
Bristol Commons	188	Sunnyvale, CA		5,278	11,853	1,537	5,293	13,375	18,668	6,789	1989	01/97	3-30
416 on Broadway	115	Glendale, CA		8,557	34,235	425	8,557	34,660	43,217	1,207	2009	12/10	3-30
Bunker Hill	456	Los Angeles, CA		11,498	27,871	3,632	11,639	31,362	43,001	14,263	1968	03/98	3-30
Cairns, The	100	Seattle, WA		6,937	20,679	240	6,939	20,917	27,856	3,215	2006	06/07	3-30
Cambridge	40	Chula Vista, CA		497	1,973	309	498	2,281	2,779	731	1965	12/02	3-30
Castle Creek	216	Newcastle, WA		4,149	16,028	1,925	4,833	17,269	22,102	8,526	1997	12/97	3-30
CBC Apartments	148	Goleta, CA		6,283	24,000	2,263	6,288	26,258	32,546	5,650	1962	01/06	3-30
Cedar Terrace	180	Bellevue, WA		5,543	16,442	3,346	5,652	19,679	25,331	5,295	1984	01/05	3-30
Chimney Sweep Apartments	91	Goleta, CA		5,558	21,320	1,738	5,618	22,998	28,616	5,691	1967	01/06	3-30
Chestnut Street	96	Santa Cruz, CA		6,582	15,689	884	6,582	16,573	23,155	1,967	2002	07/08	3-30
The Commons	264	Campbell, CA		12,555	29,307	3,438	12,556	32,744	45,300	1,710	1973	07/10	3-30
Corbella at Juanita Bay	169	Kirkland, WA		5,801	17,415	645	5,801	18,060	23,861	706	1978	11/10	3-30
Country Villas	180	Oceanside, CA		4,174	16,583	2,183	4,187	18,753	22,940	6,111	1976	12/02	3-30
Delano	66	Redmond, WA		3,527	10,600	0	3,527	10,600	14,127	15	2005	12/11	3-30
(Continued)

ESSEX PROPERTY TRUST, INC. AND SUBSIDIARIES
Financial Statement Schedule III
Real Estate and Accumulated Depreciation
December 31, 2011
(Dollars in thousands)

						Costs
				Initial cost		capitalized	Gross amount carried at close of period
					Buildings and	subsequent to	Land and	Buildings and		Accumulated	Date of	Date	Lives
Property	Units	Location	Encumbrance	Land	improvements	acquisition	improvements	improvements	Total(1)	depreciation	construction	acquired	(years)
Unencumbered communities (continued)
Monterra del Mar/Rey/Sol	292	Pasadena, CA		2,202	4,794	27,733	8,385	26,344	34,729	10,915	1972	04/99	3-30
Fairways(3)	74	Newport Beach, CA		-	7,850	2,106	9	9,947	9,956	4,112	1972	06/99	3-30
Foothill Commons	388	Bellevue, WA		2,435	9,821	28,562	2,440	38,378	40,818	15,129	1978	03/90	3-30
Foothill Gardens/Twin Creeks	176	San Ramon, CA		5,875	13,992	2,515	5,964	16,418	22,382	8,311	1985	02/97	3-30
Forest View	192	Renton, WA		3,731	14,530	979	3,731	15,509	19,240	4,524	1998	10/03	3-30
Fountain Court	320	Seattle, WA		6,702	27,306	2,741	6,985	29,764	36,749	12,332	2000	03/00	3-30
Fourth & U	171	Berkeley, CA		8,879	52,351	1,271	8,879	53,622	62,501	3,275	2010	04/10	3-30
Hampton Court	83	Glendale, CA		2,407	5,672	1,843	2,426	7,496	9,922	3,049	1974	06/99	3-30
Hillsdale Garden Apartments	697	San Mateo, CA		22,000	94,681	13,308	22,244	107,745	129,989	18,625	1948	09/06	3-30
Hope Ranch Collection	108	Santa Barbara, CA		4,078	16,877	2,011	4,208	18,758	22,966	2,645	1965	03/07	3-30
Joule	295	Seattle, WA		14,558	69,417	1,910	14,558	71,327	85,885	4,467	2010	03/10	3-30
1000 Kiely	121	Santa Clara, CA		9,359	21,845	1,167	9,359	23,012	32,371	601	1971	03/11	3-30
Linden Square	183	Seattle, WA		4,374	11,588	1,721	4,202	13,481	17,683	5,091	1994	06/00	3-30
Lofts at Pinehurst, The	118	Ventura, CA		1,570	3,912	3,851	1,618	7,715	9,333	3,120	1971	06/97	3-30
Magnolia Lane(4)	32	Sunnyvale, CA		-	5,430	173	-	5,603	5,603	871	2001	06/07	3-30
Marbella, The	60	Los Angeles, CA		2,826	11,269	2,870	2,871	14,094	16,965	3,874	1991	09/05	3-30
Marina City Club(5)	101	Marina Del Rey, CA		-	28,167	4,845	-	33,012	33,012	9,046	1971	01/04	3-30
Marina Cove(6)	292	Santa Clara, CA		5,320	16,431	6,403	5,324	22,830	28,154	12,103	1974	06/94	3-30
Mariners Place	105	Oxnard, CA		1,555	6,103	1,601	1,562	7,697	9,259	3,105	1987	05/00	3-30
Meadowood	320	Simi Valley, CA		7,852	18,592	4,380	7,898	22,926	30,824	11,000	1986	11/96	3-30
Mesa Village	133	Clairemont, CA		1,888	7,498	936	1,894	8,428	10,322	2,536	1963	12/02	3-30
Mira Monte	355	Mira Mesa, CA		7,165	28,459	7,336	7,186	35,774	42,960	12,507	1982	12/02	3-30
Mission Hills	282	Oceanside, CA		10,099	38,778	3,554	10,167	42,264	52,431	10,092	1984	07/05	3-30
Mt. Sutro	99	San Francisco, CA		2,334	8,507	2,504	2,809	10,536	13,345	4,445	1973	06/01	3-30
Muse	152	Hollywood, CA		39,100	-	2,697	7,823	33,974	41,797	1,410	11/10	09/10	3-30
Pinehurst(7)	28	Ventura, CA		355	1,356	364	6	2,069	2,075	628	1973	12/04	3-30
Regency at Encino	75	Encino, CA		3,184	12,737	1,094	3,184	13,830	17,014	1,099	1989	12/09	3-30
Salmon Run at Perry Creek	132	Bothell, WA		3,717	11,483	864	3,801	12,263	16,064	4,541	2000	10/00	3-30
San Marcos	432	Richmond, CA		15,563	36,204	25,997	22,866	54,898	77,764	15,222	2003	11/03	3-30
Santee Court	165	Los Angeles, CA		6,177	24,716	517	6,177	25,233	31,410	1,039	2004	10/10	3-30
Santee Village	73	Los Angeles, CA		3,404	15,601	640	3,404	16,241	19,645	230	2011	07/11	3-30
Shadow Point	172	Spring Valley, CA		2,812	11,170	1,666	2,820	12,828	15,648	4,062	1983	12/02	3-30
The Laurels at Mill Creek	164	Mill Creek, WA		1,559	6,430	4,472	1,595	10,866	12,461	4,872	1981	12/96	3-30
The Grand	243	Oakland, CA		4,531	89,208	3,755	4,531	92,963	97,494	9,851	2009	01/09	3-30
Tierra del Sol/Norte	156	El Cajon, CA		2,455	9,753	1,033	2,463	10,778	13,241	3,440	1969	12/02	3-30
Trabucco Villas	132	Lake Forest, CA		3,638	8,640	1,469	3,890	9,857	13,747	4,462	1985	10/97	3-30
Tuscana	30	Tracy, CA		2,828	6,599	155	2,870	6,712	9,582	1,036	2007	02/07	3-30
Via	284	Sunnyvale, CA		22,000	-	82,270	22,016	82,254	104,270	1,051	07/09	04/08	3-30
Vista Capri - North	106	San Diego, CA		1,663	6,609	788	1,668	7,392	9,060	2,228	1975	12/02	3-30
Walnut Heights	163	Walnut, CA		4,858	19,168	1,883	4,887	21,022	25,909	5,929	1964	10/03	3-30
Windsor Ridge	216	Sunnyvale, CA		4,017	10,315	4,342	4,021	14,653	18,674	10,382	1989	03/89	3-30
Woodland Commons	236	Bellevue, WA		2,040	8,727	9,235	2,044	17,958	20,002	8,915	1978	03/90	3-30
Woodside Village	145	Ventura, CA		5,331	21,036	2,413	5,341	23,439	28,780	5,706	1987	12/04	3-30
	27,419		1,729,822	835,224	2,670,710	727,465	837,737	3,395,662	4,233,399	904,125

ESSEX PROPERTY TRUST, INC. AND SUBSIDIARIES
Financial Statement Schedule III
Real Estate and Accumulated Depreciation
December 31, 2011
(Dollars in thousands)

						Costs
	Rentable			Initial cost		capitalized	Gross amount carried at close of period
	Square				Buildings and	subsequent to	Land and	Buildings and		Accumulated	Date of	Date	Lives
Property	Footage	Location	Encumbrance	Land	improvements	acquisition	improvements	improvements	Total(1)	depreciation	construction	acquired	(years)
Other real estate assets
Office Buildings
Essex Hollywood	35,000	Los Angeles, CA		10,200	13,800	2,154	10,200	15,954	26,154	3,740	1938	07/06	3-30
Santa Clara Square	139,000	Santa Clara, CA	10,388	6,472	11,704	1,670	6,472	13,374	19,846	734	1970	09/11	3-30
925/935 East Meadow	31,900	Palo Alto, CA		1,401	3,172	7,985	3,147	9,411	12,558	3,173	1988	11/97	3-30
17461 Derian	110,000	Irvine, CA		3,079	12,315	5,713	3,105	18,002	21,107	8,254	1983	07/00	3-30
Consolidated Development Pipeline			5,648	25,139	-	19,147	44,280	-	44,280	-

Total apartment communities and other real estate assets			$1,745,858	$881,515	$2,711,701	$764,134	$904,941	$3,452,403	$4,357,344	$920,026

(1)	The aggregate cost for federal income tax purposes is approximately $3.0 billion (unaudited).
(2)	The land is leased pursuant to a ground lease expiring 2082.
(3)	The land is leased pursuant to a ground lease expiring 2027.
(4)	The land is leased pursuant to a ground lease expiring 2070.
(5)	The land is leased pursuant to a ground lease expiring 2067.
(6)	A portion of land is leased pursuant to a ground lease expiring in 2028.
(7)	The land is leased pursuant to a ground lease expiring in 2028.

A summary of activity for rental properties and accumulated depreciation is as follows:

	2011	2010	2009		2011	2010	2009
Rental properties:				Accumulated depreciation:
Balance at beginning of year	$3,964,561	$3,310,152	$3,177,010	Balance at beginning of year	$775,553	$646,686	$537,248
Improvements	68,338	51,101	79,094	Depreciation expense - Acquisitions	1,279	2,505	18
Acquisition of real estate	103,300	387,300	16,000	Depreciation expense - Discontinued operations	315	700	1,224
Development of real estate	195,634	216,008	74,590	Depreciation expense - Rental properties	148,337	125,662	116,033
Disposition of real estate	(18,769)	-	(36,542)	Dispositions	(5,458)	-	(7,837)
Balance at the end of year	$4,313,064	$3,964,561	$3,310,152	Balance at the end of year	$920,026	$775,553	$646,686